Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Ohio Casualty Corporation

We have audited the accompanying consolidated balance sheets of Ohio Casualty Corporation and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ohio Casualty Corporation and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in connection with implementing new accounting standards, in 2006 the Company changed its methods of accounting for share-based compensation and employee benefit plans.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
February 23, 2007

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2005
	(In millions, except share data)

ASSETS
Investments:
Fixed income securities:
Available-for-sale, at fair value (amortized cost: $3,451.0 and $3,453.5)	$3,512.3	$3,527.7
Held-to-maturity, at amortized cost (fair value: $230.8 and $260.5)	235.8	264.4
Equity securities, at fair value (cost: $232.1 and $144.2)	458.5	375.1
Total investments	4,206.6	4,167.2
Cash and cash equivalents	45.6	54.5
Premiums and other receivables, net of allowance	316.0	309.2
Deferred policy acquisition costs	150.2	153.7
Property and equipment, net of accumulated depreciation	80.5	80.1
Reinsurance recoverable, net of allowance	633.8	741.8
Agent relationships, net of accumulated amortization	96.9	109.7
Interest and dividends due or accrued	51.2	55.0
Deferred tax asset, net	—	14.8
Other assets	117.8	77.1

Total assets	$5,698.6	$5,763.1

LIABILITIES
Insurance reserves:
Losses	$2,390.4	$2,435.0
Loss adjustment expenses	521.9	511.8
Unearned premiums	663.0	679.6
Debt	199.6	200.4
Reinsurance treaty funds held	117.6	150.4
Deferred tax liability, net	7.2	—
Other liabilities	243.2	359.5

Total liabilities	4,142.9	4,336.7

SHAREHOLDERS’ EQUITY
Common stock, $.125 par value
Authorized shares: 150,000,000
Issued shares: 72,418,344 and 72,418,344	9.0	9.0
Additional paid-in capital	25.4	18.8
Accumulated other comprehensive income	194.1	178.0
Retained earnings	1,559.5	1,360.6
Treasury stock, at cost:
(Shares: 12,095,652 and 9,137,208)	(232.3)	(140.0)

Total shareholders’ equity	1,555.7	1,426.4

Total liabilities and shareholders’ equity	$5,698.6	$5,763.1

See notes to consolidated financial statements

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2006	2005	2004
	(In millions, except share and per share data)

Premiums and finance charges earned	$1,424.0	$1,453.6	$1,446.6
Investment income, less expenses	208.7	201.4	201.2
Investment gains realized, net	43.6	47.4	23.0

Total revenues	1,676.3	1,702.4	1,670.8
Losses and benefits for policyholders	736.5	752.3	777.6
Loss adjustment expenses	157.0	155.0	158.7
General operating expenses	454.6	475.2	503.7
Write-down and amortization of agent relationships	12.8	12.3	20.6
Amortization of deferred policy acquisition costs	329.5	338.3	365.2
Deferral of policy acquisition costs	(326.0)	(332.2)	(355.7)
Depreciation and amortization expense	11.1	11.8	13.2
Loss on retirement of convertible debt, including debt conversion expenses	—	9.0	1.0

Total expenses	1,375.5	1,421.7	1,484.3

Income before income taxes and cumulative effect of an accounting change	300.8	280.7	186.5
Income tax expense:
Current	69.5	61.3	50.0
Deferred	13.0	6.7	6.5

Total income tax expense	82.5	68.0	56.5

Income before cumulative effect of an accounting change	218.3	212.7	130.0
Cumulative effect of an accounting change, net of tax	—	—	(1.6)

Net income	$218.3	$212.7	$128.4

Average shares outstanding — basic	61,955,855	63,450,123	61,509,128
Earnings per share — basic

Net income, per share	$3.52	$3.35	$2.09

Average shares outstanding — diluted	63,392,717	67,194,425	71,508,519

Earnings per share — diluted
Net income, per share	$3.44	$3.19	$1.89

See notes to consolidated financial statements

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Accumulated
		Additional	Other			Total
	Common	Paid-in	Comprehensive	Retained	Treasury	Shareholders’
	Stock	Capital	Income	Earnings	Stock	Equity
	(In millions, except share and per share data)

Balance, January 1, 2004	$9.0	$—	$254.7	$1,033.4	$(151.3)	$1,145.8
Net income				128.4		128.4
Change in unrealized gain, net of deferred income tax expense of $2.0			2.9			2.9
Change in minimum pension liability, net of deferred income tax expense of $0.8			1.5			1.5

Comprehensive income						132.8
Net issuance of restricted stock (55,284 shares)				(0.5)	0.7	0.2
Net issuance of treasury stock (1,196,802 shares)				0.2	15.9	16.1

Balance, December 31, 2004	$9.0	$—	$259.1	$1,161.5	$(134.7)	$1,294.9
Net income				212.7		212.7
Change in unrealized gain, net of deferred income tax benefit of $43.7			(80.9)			(80.9)
Change in minimum pension liability, net of deferred tax benefit of $0.1			(0.2)			(0.2)

Comprehensive income						131.6
Net issuance of restricted stock (101,828 shares)		1.3			1.5	2.8
Unearned stock compensation				(2.1)		(2.1)
Net issuance of treasury stock (1,180,699 shares)		6.3			15.4	21.7
Repurchase of treasury stock (1,516,105 shares)					(39.5)	(39.5)
Cash dividends paid ($0.18 per share)				(11.5)		(11.5)
Issuance of common stock pursuant to Convertible Note Transaction (See Note 15)		11.2			17.3	28.5

Balance, December 31, 2005	$9.0	$18.8	$178.0	$1,360.6	$(140.0)	$1,426.4
Net income				218.3		218.3
Other comprehensive income, net of tax
Change in unrealized gain, net of deferred income tax benefit of $6.6			(13.1)			(13.1)
Change in minimum pension liability, net of deferred tax benefit of $14.7			27.1			27.1

Comprehensive income						232.3
Adjustment to initially adopt new accounting standard for employee benefit plans, net of deferred tax liability of $1.0			2.1			2.1
Net issuance of restricted stock (19,388 shares)		1.0			0.3	1.3
Unearned stock compensation		(2.9)		2.9		—
Stock based compensation, including income tax benefit of $2.2		8.7				8.7
Net issuance of treasury stock (485,564 shares)		(0.2)			7.7	7.5
Repurchase of treasury stock (3,463,396 shares)					(100.3)	(100.3)
Cash dividends paid ($0.36 per share)				(22.3)		(22.3)

Balance, December 31, 2006	$9.0	$25.4	$194.1	$1,559.5	$(232.3)	$1,555.7

See notes to consolidated financial statements

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2006	2005	2004
	(In millions)

Cash flows from Operating Activities:
Net income	$218.3	$212.7	$128.4
Adjustments to reconcile net income to net cash provided by operations:
Changes in:
Insurance reserves	(51.1)	154.5	141.1
Reinsurance treaty funds held	(32.8)	(44.6)	44.5
Income taxes	8.7	14.3	12.0
Premiums and other receivables	(6.8)	41.6	(2.9)
Deferred policy acquisition costs	3.5	6.1	9.5
Reinsurance recoverable	108.0	(75.3)	(73.8)
Other assets	(40.4)	(29.5)	(13.5)
Other liabilities	(48.8)	(4.2)	13.2
Loss on retirement of convertible debt, including debt conversion expenses	—	9.0	1.0
Excess tax benefits on stock-based compensation	—	4.1	—
Stock-based compensation expense	8.3	2.5	0.3
Write-down and amortization of agent relationships	12.8	12.3	20.6
Depreciation and amortization	11.1	11.8	13.2
Investment gains realized, net	(43.6)	(47.4)	(23.0)

Net cash provided by operating activities	147.2	267.9	270.6

Cash Flows from Investing Activities:
Purchases of securities:
Fixed income, available-for-sale	(853.5)	(1,521.9)	(1,702.3)
Fixed income, held-to-maturity	(0.5)	(0.9)	(1.9)
Equity	(151.9)	(57.5)	(43.3)
Proceeds from sales of securities:
Fixed income, available-for-sale	718.7	1,112.6	1,262.5
Equity	108.0	51.7	56.8
Proceeds from maturities and calls of securities:
Fixed income, available-for-sale	121.6	121.4	103.6
Fixed income, held-to-maturity	27.6	35.9	53.3
Equity	—	—	3.4
Property and equipment:
Purchases	(12.2)	(10.7)	(8.3)
Sales	0.6	1.9	1.8

Net cash used in investing activities	(41.6)	(267.5)	(274.4)

Cash Flows from Financing Activities:
Debt:
Repayments	(0.7)	(160.3)	(13.0)
Proceeds from the issuance of senior notes	—	—	199.3
Payment of issuance costs	—	—	(1.3)
Payment for deferred financing cost	(0.5)	—	—
Loss on retirement of convertible debt, including conversion expense	—	(3.6)	(0.6)
Proceeds from exercise of stock options	5.8	15.8	15.1
Repurchase of treasury stock	(98.7)	(38.9)	—
Excess tax benefits on stock-based compensation	1.9	—	—
Dividends paid to shareholders	(22.3)	(11.5)	—

Net cash (used in) provided by financing activities	(114.5)	(198.5)	199.5

Net (decrease)/increase in cash and cash equivalents	(8.9)	(198.1)	195.7
Cash and cash equivalents, beginning of year	54.5	252.6	56.9

Cash and cash equivalents, end of year	$45.6	$54.5	$252.6

Additional disclosures:
Interest and related fees paid	$14.9	$19.7	$17.0
Income taxes paid, net of refunds	71.8	49.0	44.5

See notes to consolidated financial statements

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollars in millions, except share and per share data, unless otherwise stated)

NOTE 1 —	Summary of Significant Accounting Policies

A.	Nature of Business

Ohio Casualty Corporation (the Corporation) is the holding company of The Ohio Casualty Insurance Company (the Company), which is one of six property-casualty insurance companies that make up Ohio Casualty Group (the Group), collectively the “Consolidated Corporation.” The primary products sold consist of insurance for personal auto, homeowners, commercial property, commercial auto, workers’ compensation and other miscellaneous lines. The Group operates through the independent agency system in over 40 states, with 29.3% of its 2006 net premiums written generated in the states of New Jersey (11.0%), Pennsylvania (9.8%) and Kentucky (8.5%).

B.	Principles of Consolidation

The consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles and include the accounts of the Corporation and its subsidiaries (the Company, West American Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, Avomark Insurance Company and Ohio Casualty of New Jersey, Inc.). In accordance with the provisions of Statement of Financial Accounting Standard (SFAS) Interpretation 46R (FIN 46R) a variable interest entity has also been included in the consolidated financial statements of the Consolidated Corporation. See Note 17 for further details on the variable interest entity. All significant inter-company transactions have been eliminated. Certain reclassifications have been made to prior years to conform to the current year’s presentation.

C.	Investments

Fixed income securities are classified into either the held-to-maturity category, the available-for-sale category or the trading category. Fixed income securities classified as held-to-maturity are carried at amortized cost because management has the ability and positive intent to hold the securities until maturity. Available-for-sale securities are those securities that are not classified as either held-to-maturity or trading securities. Available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a component of accumulated other comprehensive income, net of deferred tax. Premiums and discounts on fixed income securities are amortized or accreted using the interest method; mortgage and asset-backed securities are amortized over a period based on estimated future principal payments, including prepayments. Prepayment assumptions are reviewed periodically and adjusted to reflect actual prepayments and changes in expectations. Variations from prepayment assumptions will affect the life and yield of these securities. Fair values of fixed income securities are determined on the basis of dealer or market quotations or comparable securities on which quotations are available. Equity securities are categorized as available-for-sale and are carried at quoted market values and include nonredeemable preferred stocks and common stocks.

The Consolidated Corporation regularly evaluates all investments based on current economic conditions (including the interest rate environment), credit loss experience and other specific developments. The Consolidated Corporation monitors the difference between the cost and estimated fair value of investments to determine whether a decline in value is temporary or other than temporary in nature. The assessment of whether a decline in fair value is considered temporary or other than temporary includes management’s judgment as to the financial position and future prospects of the entity issuing the security as well as management’s intent related to its ability to hold the security. If a decline in the fair value of a security is determined to be other than temporary, it is treated as a realized loss and the cost basis of the security is reduced to its then estimated fair value.

Realized gains or losses on disposition of investments are determined on the basis of the cost or amortized cost of specific investments sold on the trade date basis.

See Note 2 for further details regarding investments.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

D.	Fair Value of Financial Instruments

The carrying amounts of the Consolidated Corporation’s financial instruments include cash and cash equivalents which approximate fair value at December 31, 2006 and 2005. The fair value of the Senior Notes is based on quoted market prices. As of December 31, 2006, the fair value and carrying value of the Senior Notes was $214.6 and $198.0, respectively. As of December 31, 2005, the fair value and carrying value of the Senior Notes was $213.8 and $197.7, respectively.

E.	Premiums

Property and casualty insurance premiums are earned principally on a monthly pro rata basis over the term of the policy; the premiums applicable to the unexpired terms of the policies are included in unearned premium reserve. Premiums receivable represents amounts due on insurance policies. The premiums receivable balance is presented net of bad debt allowances of $1.5 and $4.2 at December 31, 2006 and 2005, respectively.

F.	Deferred Policy Acquisition Costs

Acquisition costs incurred at policy issuance net of applicable reinsurance ceding commissions are deferred and amortized over the term of the policy in order to facilitate a matching of revenues and expenses. Acquisition costs which are deferred consist principally of commissions, premium taxes, salaries and certain other underwriting expenses that vary directly with the acquisition of insurance contracts. Quarterly, an analysis of the deferred policy acquisition costs is performed in relation to the expected recognition of revenues including investment income to determine if deferred costs can be recovered through future revenue streams. No recoverability issues were indicated in the periods presented. Amortization of deferred policy acquisition costs was $329.5, $338.3 and $365.2 for the years ended December 31, 2006, 2005 and 2004, respectively. The unamortized portions of deferred policy acquisition costs at December 31, 2006 and 2005 was $150.2 and $153.7, respectively.

G.	Property and Equipment

Property and equipment are carried at cost less accumulated depreciation of $183.0 and $177.2 at December 31, 2006 and 2005, respectively. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over an estimated useful life of 32 years; furniture and equipment over a three to seven year useful life. Depreciation expense was $6.4, $7.3 and $8.9 in 2006, 2005 and 2004, respectively.

H.	Internally Developed Software

In accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Group capitalizes costs incurred during the application development stage for the development of internal-use software. These costs primarily relate to payroll and payroll-related costs for employees along with costs incurred for external consultants who are directly associated with the internal-use software projects. Costs such as maintenance, training, data conversion, overhead and general and administrative are expensed as incurred. Management believes the expected future value of the assets exceeds the carrying value. Management evaluates the assets on an annual basis for impairment. The costs associated with the software are amortized on a straight-line basis over an estimated useful life ranging from five to ten years commencing when the software is substantially complete and ready for its intended use. Capitalized software costs and accumulated amortization in the consolidated balance sheets were $65.6 and $20.6 at December 31, 2006, and $58.5 and $15.9 at December 31, 2005, respectively. Amortization expense was $4.7, $4.5 and $4.3 in 2006, 2005 and 2004, respectively.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

I.	Agent Relationships

The agent relationships asset is an identifiable intangible asset acquired in connection with the 1998 Great American Insurance Company (GAI) commercial lines acquisition. The asset represents the excess of cost over the fair value of net assets acquired. Agent relationships are amortized on a straight-line basis over a twenty-five year period. Agent relationships are evaluated quarterly in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” as events or circumstances, such as cancellation of agents, indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing company businesses. The analyses involves significant management judgments to evaluate the capacity of an acquired agent relationship to perform within projections. If future projected undiscounted cash flows are insufficient to recover the carrying amount of the asset, an impairment loss is recognized in earnings in the then current period. See Note 13 for further details regarding the agent relationships asset.

J.	Loss Reserves

The reserves for unpaid losses and loss adjustment expenses (LAE) are based on estimates of ultimate claim costs, including claims incurred but not reported (IBNR), salvage and subrogation and inflation without discounting. For reported losses, a case reserve is established within the parameters of coverage provided in the insurance policy. Reserves are reviewed quarterly using generally accepted actuarial techniques and any resulting adjustments are reflected in the then current earnings. The estimates are developed using the facts in each case, experience with similar cases and the effects of current developments and anticipated trends. Accordingly there can be no assurance that the ultimate liability will not vary significantly from such estimates. See Note 8 for further details regarding loss reserves.

K.	Reinsurance

In the normal course of business, the Group seeks to diversify risk and reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. The Group records its ceded reinsurance transactions on a gross basis by recording an asset as reinsurance recoverable for estimates of paid and unpaid losses, including estimates for losses incurred but not reported. The Group evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize exposure to significant losses from reinsurer insolvencies. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering the reinsurance ceded, the Group would remain liable. Amounts recoverable from reinsurers are calculated in a manner consistent with the reinsurance contract and are reported net of an allowance of $3.7 as of December 31, 2006 and 2005, respectively. Under the reinsurance program in effect prior to January 1, 2005, the Group is also required to maintain a reinsurance treaty fund as stipulated by the first layer casualty treaty. Under this program, the Group deposited premium into the fund and made withdrawals to pay claims that qualify for that contract of reinsurance. Interest from the securities held in the fund is shared with the reinsurers. The securities held by the fund are recorded as assets with a corresponding liability on the Consolidated Corporation’s balance sheets. The ceded reinsurance transactions are recorded in the same manner as all other cessions. See Note 6 for further details regarding reinsurance.

L.	Income Taxes

The Consolidated Corporation files a consolidated federal income tax return. The Consolidated Corporation records deferred tax assets and liabilities based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The principal assets and liabilities giving rise to such differences are net unrealized gains/losses on securities, loss reserves, unearned premium reserves, deferred policy acquisition costs, post retirement benefits and accruals not currently deductible. The Consolidated Corporation reviews its deferred tax assets for recoverability. At December 31, 2006 and 2005, the Consolidated Corporation was able to

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

demonstrate that the benefit of its deferred tax assets is fully realizable and, therefore, no valuation allowance is required. See Note 3 for further details regarding income taxes.

M.	Share Based Compensation

Effective January 1, 2006, the Consolidated Corporation began accounting for stock based incentive programs under SFAS 123(R), “Share-Based Payment.” SFAS 123(R) superseded Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the income statement at fair value. Pro forma disclosure is no longer an alternative. See Note 5 regarding additional information on the adoption of SFAS 123(R). In 2005 and 2004, the Consolidated Corporation accounted for stock based compensation issued to employees in accordance with APB No. 25. Under APB 25, the Consolidated Corporation recognized expense based on the intrinsic value of stock based compensation. Had the Consolidated Corporation adopted the income statement recognition requirements of SFAS 123 “Accounting for Stock Based Compensation,” the Consolidated Corporation’s net income and earnings per share would have been reduced to the pro forma amounts disclosed below:

	2005	2004

Net income
As reported:	$212.7	$128.4
Add: Stock-based employee compensation reported in net income, net of related tax effect	1.6	0.3
Deduct: Total stock-based employee compensation, net of related tax effects	5.8	6.4

Pro Forma:	$208.5	$122.3

Basic EPS
As reported:	$3.35	$2.09
Pro Forma:	$3.29	$1.99
Average shares outstanding — basic	63,450,123	61,509,128
Diluted EPS*
As reported:	$3.19	$1.89
Pro Forma	$3.13	$1.81
Average shares outstanding — diluted	67,194,425	71,508,519

*	Diluted EPS has been adjusted for the effect of EITF Issue No. 04-8 in 2005 and 2004. See Note 9 for more details.

N.	Insurance Assessments

The Group accrues a liability for insurance related assessments in accordance with SOP 97-3 “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” As of December 31, 2006 and 2005, the undiscounted liability for these assessments was $13.1 and $11.9, respectively. A portion of these assessments are recoupable by the Group based upon premium tax credits or policyholder surcharges. In accordance with SOP 97-3, the Group has established an asset of $4.0 and $3.7 at December 31, 2006 and 2005, respectively. These amounts are expected to be realized in the near future as premium tax credits are used on the tax returns for the respective states and/or policyholder surcharges are collected.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

O.	Earnings Per Share

Earnings per share of common stock is calculated in accordance with the provisions of SFAS 128 “Earnings per Share” and is presented using basic and diluted earnings per share. Basic earnings per share is calculated using the weighted average number of common stock shares outstanding during the period. Diluted earnings per share includes the effect of the assumed exercise of dilutive common stock options, the effects of earned stock based compensation and for 2005 and 2004, the convertible debt impact based upon the “if-converted” method as prescribed in Emerging Issues Task Force (EITF) 04-8. See Note 9 for the impact of EITF 04-8 on years 2005 and 2004.

P.	Adoption of SFAS 158

In December 2006, the Consolidated Corporation adopted the recognition and disclosure provisions of SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of SFAS Statements No. 87, 88, 106 and 132(R).” See Note 4 for additional discussion relating to this adoption.

Q.	Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments that are readily convertible into known amounts of cash. Such investments have maturities of 90 days or less from the date of purchase. As of December 31, 2006 and 2005, the Group had $0.8 and $3.7, respectively, of cash held in escrow or otherwise subject to withdrawal restrictions.

R.	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 —	Investments

Investment income is summarized as follows:

	2006	2005	2004

Investment income from:
Fixed income securities	$209.4	$207.3	$208.3
Equity securities	12.4	9.6	9.1
Cash equivalents	2.0	3.2	2.4

Total investment income	223.8	220.1	219.8
Investment expenses	15.1	18.7	18.6

Investment income, less expenses	$208.7	$201.4	$201.2

The gross realized gains and losses were as follows:

	Gross	Gross	Net
	Realized	Realized	Realized
December 31	Gains	(Losses)	Gains

2006	$63.6	$(20.0)	$43.6
2005	63.6	(16.2)	47.4
2004	50.6	(27.6)	23.0

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in realized losses were the write-down of securities for other than temporary declines in market value of $13.4, $2.4 and $8.7, in 2006, 2005 and 2004, respectively.

During 2003, the Consolidated Corporation transferred $368.8 of its fixed income securities from the available-for-sale category into the held-to-maturity category at fair value, which resulted in a $20.9 unrealized holding gain. The remaining unamortized unrealized holding gain of $7.8 and $10.1 as of December 31, 2006 and 2005, respectively, is retained in accumulated other comprehensive income and in the carrying value of the held-to-maturity securities. This unrealized holding gain is being amortized over the remaining life of the securities. This transfer was made as the Consolidated Corporation had both the ability to hold investments to maturity and the positive intent to do so. As of December 31, 2006 and 2005, the amortized cost of the held-to-maturity portfolio was $235.8 and $264.4, respectively. The reduction for the year was a result of scheduled payments and maturities on the securities held in this classification.

Changes in unrealized (losses)/gains on investments in securities are summarized as follows:

	2006	2005	2004

Change in unrealized (losses)/gains:
Fixed income securities	$(15.2)	$(97.8)	$(1.7)
Equity securities	(4.5)	(27.6)	7.4
Cash equivalents	—	0.8	(0.8)

Deferred tax benefit/(expense)	6.6	43.7	(2.0)

Change in net unrealized (losses)/gains	$(13.1)	$(80.9)	$2.9

The amortized cost and estimated fair values of investments in available-for-sale fixed income securities, equity securities (common and preferred stock) and cash and cash equivalents are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
2006	Cost	Gains	(Losses)	Value

Fixed income securities:
U.S. Government	$25.2	$0.2	$(0.3)	$25.1
States, municipalities and political subdivisions	1,388.0	21.2	(1.0)	1,408.2
Corporate securities	1,482.7	46.3	(5.3)	1,523.7
Mortgage and asset-backed securities:
U.S. Government Agency	14.9	—	—	14.9
Other	540.2	2.5	(2.3)	540.4

Subtotal	3,451.0	70.2	(8.9)	3,512.3
Equity securities	232.1	227.7	(1.3)	458.5
Cash and cash equivalents	45.6	—	—	45.6

Total	$3,728.7	$297.9	$(10.2)	$4,016.4

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
2005	Cost	Gains	(Losses)	Value

Fixed income securities:
U.S. Government	$25.8	$0.3	$(0.2)	$25.9
States, municipalities and political subdivisions	1,269.7	11.2	(3.5)	1,277.4
Corporate securities	1,554.5	72.2	(5.8)	1,620.9
Mortgage and asset-backed securities:
U.S. Government Agency	33.5	0.1	(0.4)	33.2
Other	570.0	4.1	(3.8)	570.3

Subtotal	3,453.5	87.9	(13.7)	3,527.7
Equity securities	144.2	232.3	(1.4)	375.1
Cash and cash equivalents	54.5	—	—	54.5

Total	$3,652.2	$320.2	$(15.1)	$3,957.3

The amortized cost and estimated fair values of investments in held-to-maturity securities are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
2006	Cost	Gains	(Losses)	Value

Fixed income securities:
Corporate securities	$147.7	$1.4	$(4.3)	$144.8
Mortgage-backed securities	88.1	—	(2.1)	86.0

Total	$235.8	$1.4	$(6.4)	$230.8

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
2005	Cost	Gains	(Losses)	Value

Fixed income securities:
Corporate securities	$160.1	$1.8	$(4.0)	$157.9
Mortgage-backed securities	104.3	0.2	(1.9)	102.6

Total	$264.4	$2.0	$(5.9)	$260.5

For securities in an unrealized loss position, the Consolidated Corporation evaluates the difference between the cost/amortized cost and estimated fair value of the security to determine whether a decline in value is temporary or other than temporary in nature. Securities that had a relatively high degree of decline in value and/or securities that had been in unrealized loss positions for longer, continuous periods of time are more closely reviewed. This assessment includes many factors such as the issuing entity’s financial position, financial flexibility, future prospects, management competence, and industry fundamentals. Based on this review, the Consolidated Corporation makes a judgment as to whether the decline in value is temporary or other than temporary.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes, for all securities in an unrealized loss position, the gross unrealized loss by the length of time the securities have continuously been in an unrealized loss position as of December 31:

Available-for-sale securities with unrealized losses:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2006	Value	(Losses)	Value	(Losses)	Value	(Losses)

Fixed income securities:
U.S. government	$17.6	$(0.3)	$—	$—	$17.6	$(0.3)
States, municipalities and political subdivisions	85.1	(0.3)	80.9	(0.7)	166.0	(1.0)
Corporate securities	175.0	(2.1)	115.5	(3.2)	290.5	(5.3)
Mortgage and asset-backed securities	192.4	(0.8)	125.9	(1.5)	318.3	(2.3)

Subtotal	470.1	(3.5)	322.3	(5.4)	792.4	(8.9)

Equity securities	25.7	(1.0)	10.4	(0.3)	36.1	(1.3)

Total	$495.8	$(4.5)	$332.7	$(5.7)	$828.5	$(10.2)

Held-to-maturity securities with unrealized losses:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

Fixed income securities:
Corporate securities	$—	$—	$116.2	$(4.3)	$116.2	$(4.3)
Mortgage-backed securities	—	—	71.0	(2.1)	71.0	(2.1)

Total	$—	$—	$187.2	$(6.4)	$187.2	$(6.4)

Available-for-sale securities with unrealized losses:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2005	Value	(Losses)	Value	(Losses)	Value	(Losses)

Fixed income securities:
U.S. government	$16.3	$(0.2)	$—	$—	$16.3	$(0.2)
States, municipalities and political subdivisions	427.7	(3.2)	13.9	(0.3)	441.6	(3.5)
Corporate securities	278.1	(5.3)	17.2	(0.5)	295.3	(5.8)
Mortgage and asset-backed securities:
Government	28.5	(0.4)	—	—	28.5	(0.4)
Other	274.0	(3.3)	13.1	(0.5)	287.1	(3.8)
Subtotal	1,024.6	(12.4)	44.2	(1.3)	1,068.8	(13.7)

Equity securities	27.4	(0.9)	1.8	(0.5)	29.2	(1.4)

Total	$1,052.0	$(13.3)	$46.0	$(1.8)	$1,098.0	$(15.1)

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity securities with unrealized losses:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

Fixed income securities:
Corporate securities	$66.9	$(1.9)	$56.6	$(2.1)	$123.5	$(4.0)
Mortgage-backed securities	66.6	(1.2)	19.0	(0.7)	85.6	(1.9)

Total	$133.5	$(3.1)	$75.6	$(2.8)	$209.1	$(5.9)

Management believes that it will recover the cost basis in the securities held with unrealized losses as it has both the intent and ability to hold the securities until they mature or recover in value.

As part of its evaluation of the aggregate $16.6 unrealized loss on securities in the investment portfolio at December 31, 2006, management performed a more intensive review of securities with a higher unrealized loss percentage when compared with their cost or amortized cost. Based on this review of each security, management believes that unrealized losses on these securities were temporary declines in value at December 31, 2006. In the table above, there are approximately 308 securities represented. Of this total, 19 securities have unrealized loss positions greater than 5% of their market values at December 31, 2006, with none exceeding 20%. This group represents $3.0, or 18% of the total unrealized loss position. Of this group, ten securities representing approximately $1.9 in unrealized losses have been in an unrealized loss position for less than twelve months. Of the remaining nine securities in an unrealized loss position for longer than twelve months totaling $1.1, management believes they will recover the cost basis of these securities, and has both the intent and ability to hold the securities until they mature or recover in value. All securities are monitored by portfolio managers who consider many factors, as described above, when evaluating whether the decline in fair value is temporary. In addition, management considers whether it is probable that all contract terms of the security will be satisfied and whether the unrealized loss position is due to changes in the interest rate environment. Should management subsequently conclude the decline in fair value is other than temporary, the book value of the security is written down to the then fair value with the realized loss recognized in the consolidated statements of income.

Gross gains of $6.0, $20.7 and $11.8 and gross losses (including impairments) of $19.0, $14.2 and $27.5 were realized on fixed income securities in 2006, 2005 and 2004, respectively.

The Group is required to hold investments on deposit with regulatory authorities in various states. As of December 31, 2006 and 2005, these investments had a fair value of $51.6 and $53.8, respectively.

The amortized cost and estimated fair value of fixed income securities at December 31, 2006, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
Available-for-Sale	Cost	Value

Due in one year or less	$116.0	$116.6
Due after one year through five years	725.9	745.1
Due after five years through ten years	1,117.5	1,132.4
Due after ten years	936.5	962.9
Mortgage and asset-backed securities:
U.S. Government Agency	14.9	14.9
Other	540.2	540.4

Total	$3,451.0	$3,512.3

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Estimated
	Amortized	Fair
Held-to-Maturity	Cost	Value

Due in one year	$2.6	$2.6
Due after one year through five years	35.4	34.4
Due after five years through ten years	81.0	77.8
Due after ten years	28.7	30.0
Mortgage-backed securities:
Other	88.1	86.0

Total	$235.8	$230.8

NOTE 3 —	Income Taxes

The effective income tax rate was less than the statutory corporate tax rate of 35% for 2006, 2005 and 2004 for the following reasons:

	2006	2005	2004

Tax at statutory rate	$105.3	$98.2	$65.3
Tax exempt interest	(19.3)	(15.8)	(5.8)
Dividends received deduction (DRD)	(2.6)	(1.7)	(1.8)
Proration of DRD and tax exempt interest	3.1	2.9	1.0
Settlement of IRS examinations	—	(15.2)	—
Other	(4.0)	(0.4)	(2.2)

Actual tax expense	$82.5	$68.0	$56.5

Income taxes payable were $10.8 and $17.3 at December 31, 2006 and 2005, respectively.

The components of the net deferred tax (liability)/asset were as follows:

	2006	2005

Unearned premium proration	$44.4	$45.2
Postretirement benefits	31.2	33.3
Discounted loss and loss expense reserves	90.7	97.5
Other	30.1	27.4

Total deferred tax assets	196.4	203.4

Deferred policy acquisition costs	(52.6)	(53.8)
Unrealized gains on investments	(103.9)	(110.5)
Other	(47.1)	(24.3)

Total deferred tax liabilities	(203.6)	(188.6)

Net deferred tax (liability)/asset	$(7.2)	$14.8

The Consolidated Corporation is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. Management has determined that no such valuation allowance was necessary for either period presented.

The Consolidated Corporation was recently examined by the Internal Revenue Service (IRS) for the tax years 2002 and 2003. The Consolidated Corporation does not expect that the ultimate settlement of this examination will have a significant adverse impact on its financial position or results of operations.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2004, the Consolidated Corporation disclosed it had been examined by the IRS for the tax years 1997 to 2001 and was then in the process of finalizing a settlement. On August 25, 2005, the IRS issued notification to the Consolidated Corporation that a settlement concerning its examination of these tax years was approved. This settlement resulted in a $2.7 net tax benefit related to realized capital gains, as well as interest income of $0.9. In conjunction with the IRS settlement, the Consolidated Corporation reversed $9.1 ($8.0 related to realized capital gains and $1.1 related to operations) of book tax reserves.

Additionally, on September 28, 2005, the IRS advised the Consolidated Corporation that it accepted a protective claim for refund for the 1996 tax year related to adjustments resulting from the 2003 settlement of the IRS examination of the 1995 tax year. The acceptance of this protective refund claim resulted in a $3.4 net tax benefit related to operations and interest income of $1.6 million during 2005.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes” (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Consolidated Corporation will adopt FIN 48 as of January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings. The Consolidated Corporation does not expect the adoption of FIN 48 to have a significant impact on its financial position or results of operations.

NOTE 4 —	Employee Benefit Plans

The Company has a non-contributory defined benefit retirement plan, a contributory health care plan, life and disability insurance plans and a savings plan, all covering substantially all employees. Benefit expenses associated with these plans are as follows:

	2006	2005	2004

Employee benefit costs (benefit):
Retirement plan	$2.6	$4.0	$3.8
Postretirement plan	(3.1)	(2.7)	0.1
Health care insurance	12.2	13.5	14.9
Life and disability insurance	1.7	2.1	2.0
Savings plan	13.5	15.0	6.6

Total	$26.9	$31.9	$27.4

In December 2006, the Consolidated Corporation adopted the recognition and disclosure provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of SFAS Statements No. 87, 88, 106, and 132(R).” This Statement requires the Consolidated Corporation to recognize the funded status of its retirement plan and postretirement health care plan on the consolidated balance sheet as of December 31, 2006 with a corresponding adjustment to accumulated other comprehensive income (AOCI), net of tax. The adjustment to AOCI at adoption represents the net unrecognized actuarial losses and unrecognized prior service credits, both of which were previously netted against the respective plans’ funded status in the consolidated balance sheets pursuant to the provisions of SFAS 87 and SFAS 106. Consistent with the provisions of SFAS 158, these amounts will be subsequently recognized as expense pursuant to the Consolidated Corporation’s historical accounting policy for amortizing such amounts with a corresponding offset to AOCI. Actuarial gains and losses which arise in periods subsequent to December 31, 2006 will be recognized as a component of AOCI and will be amortized on the same basis as the amounts recognized in AOCI at adoption of SFAS 158. This requirement is the first phase of

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

implementing SFAS 158. The second phase of SFAS 158, which requires the measurement date of the plans to coincide with the year end date of the Consolidated Corporation, is effective for fiscal years ending after December 15, 2008. The Consolidated Corporation is evaluating the method of implementing and the impact this phase of SFAS 158 will have on its consolidated financial statements. The effect of adopting the provisions of the first phase of SFAS 158 on the consolidated balance sheet as of December 31, 2006 is presented in the table below. The adoption of SFAS 158 had no effect on the consolidated statement of income for the year ended December 31, 2006, or for any period presented.

	Effect of Adopting SFAS 158
	Prior to		Other Post-	As Reported at
	Adopting	Retirement	Retirement	December 31,
As of December 31, 2006	SFAS 158	Plans	Plans	2006

Other assets	$154.9	$(37.1)	$—	$117.8

Total assets	5,735.7	(37.1)	—	5,698.6

Deferred tax liability	6.2	(13.2)	14.2	7.2
Total other liabilities	283.4	0.4	(40.6)	243.2

Total liabilities	4,182.1	(12.8)	(26.4)	4,142.9

AOCI:
Prior service credit	—	16.4	27.7	44.1
Net actuarial (loss)	—	(40.7)	(1.3)	(42.0)

Total AOCI	192.0	(24.3)	26.4	194.1

Total shareholders’ equity	$1,553.6	$(24.3)	$26.4	$1,555.7

The portion of unrecognized actuarial loss and prior service credits expected to be recognized in net periodic pension cost during the year ending December 31, 2007 is $2.8 ($1.8 net of tax) and $2.3 ($1.5 net of tax), respectively. The portion of unrecognized prior service credit expected to be recognized in net periodic postemployment cost during the year ending December 31, 2007 is $6.1 ($3.9 net of tax).

Defined Benefit Retirement Plan

The eligibility requirements of the Company’s non-contributory defined benefit retirement plan provide for retirement benefits accrued after June 30, 2004 which are generally payable to eligible employees upon termination of employment so long as they have completed five years of vesting service. Retirement benefits accrued through June 30, 2004 under the defined benefit plan are generally payable to eligible employees upon retirement at age 65 so long as they have completed five years of vesting service or in reduced amounts upon retirement prior to age 65 so long as they have completed ten years of vesting service. A retiree’s benefit amount is based upon their June 30, 2004 accrued benefit, if any, the years of credited service after June 30, 2004 and before age 50, if any, the years of credited service after June 30, 2004 and after attaining age 50, if any, and final average compensation for the five consecutive calendar years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net periodic pension cost is determined as follows:

	2006	2005	2004

Service cost earned during the year	$8.4	$7.3	$7.7
Interest cost on projected benefit obligation	17.3	17.3	16.8
Expected return on plan assets	(26.0)	(21.9)	(21.6)
Amortization of accumulated losses	4.0	3.6	2.7
Amortization of unrecognized prior service credits	(2.1)	(2.3)	(1.9)
Curtailment	—	—	0.1
Settlement	1.0	—	—

Net periodic pension cost	$2.6	$4.0	$3.8

During 2006, the Company’s former CEO made a lump sum benefit plan payment election, pursuant to the terms of the Benefit Equalization Plan, which resulted in an increase to net periodic pension cost of $1.0. This lump sum benefit plan payment is accounted for as a “settlement” pursuant to the provisions of SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits.”

The following data in the tables below are measured as of September 30, 2006 and 2005, the measurement date. Changes in the projected benefit obligation during the year are as follows:

	2006	2005

Benefit obligation at beginning of year	$323.3	$299.5

Service cost	8.4	7.3
Interest cost	17.3	17.3
Actuarial (gain)/loss	(2.7)	17.5
Benefits paid	(20.1)	(18.3)

Benefit obligation at end of year	$326.2	$323.3

Changes in retirement plan assets during the year are as follows:

	2006	2005

Fair value of plan assets at beginning of year	$289.2	$262.8

Actual return on plan assets	28.5	34.6
Benefits paid	(20.1)	(18.3)
Employer contributions as of measurement date	38.3	10.1

Fair value of plan assets at end of year	$335.9	$289.2

A summary of the projected benefit obligation, fair value of plan assets and funded status as of the measurement date is as follows:

	2006	2005

Fair value of plan assets	$335.9	$289.2
Projected benefit obligation	326.2	323.3

Funded status	$9.7	$(34.1)

The funded status in the above table includes an $11.5 prepaid pension asset for the retirement plan and a $1.8 accrued liability for the Benefit Equalization Plan, a non-qualified plan, at December 31, 2006. The accumulated benefit obligation as of December 31, 2006 and 2005 is $320.8 and $319.4, respectively.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the calendar year ended December 31, 2006 and 2005 the Company contributed $19.0 and $26.2, respectively, to its retirement plan. The Company is currently evaluating whether any contributions to this plan will be made during the 2007 calendar year. No plan assets are expected to be returned to the Company during the year ending December 31, 2007.

The following table provides the reconciliation of the funded status to the prepaid pension asset as of December 31, 2005.

2005

Funded status	$(34.1)
Unrecognized net loss	73.2
Unrecognized prior service credit	(27.5)
Employer contribution after measurement date	18.0

Prepaid pension asset, net of accrued liability	$29.6

The net prepaid pension asset, reflected in the above table, at December 31, 2005 consists of an accrued prepaid asset of $30.8, for the retirement plan and an accrued liability of $1.2, respectively, for the Benefit Equalization Plan.

Total benefit payments expected to be paid to retirement plan participants, which includes estimated future service, are as follows:

2007	$19.9
2008	20.4
2009	21.2
2010	22.2
2011	25.2
2012 — 2017	135.5

Total 2007-2017	$244.4

Management of the Company reviews the assumptions used in the actuarial valuation on an annual basis, or more frequently as deemed necessary. Management believes the assumptions listed below are reasonable and appropriate based upon the current level of interest rates for high-quality debt securities, average future rate of return on the plan’s target asset allocation and underlying compensation levels and merit increases.

	2006	2005	2004

Measurement date	9/30/06	9/30/05	9/30/04
Expected long-term return on plan assets	8.75%	8.75%	8.75%
Discount rate on plan benefit obligations	5.90%	5.50%	5.95%
Expected future rate of salary increases	4.00%	4.00%	4.00%

The Company considered the current level of expected returns on risk free investments, primarily government bonds, the historical level of the risk premium associated with the other asset classes and the expectations for future returns of each asset class when developing the expected long-term rate of return on assets assumption. The expected return for each asset class is weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.

In determining the discount rate assumption, the Company utilized current market information including analysis of the Moody’s Aa Corporate Bond Index Rate, analysis provided by plan actuaries and independent survey data on similarly positioned companies. As regards to the analysis provided by plan actuaries, a discounted cash flow model of the plan’s benefit obligations was developed using an interest rate yield curve to make judgments regarding the appropriate discount rate for both its pension and post-retirement medical

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefit obligations. The yield curve is comprised of the highest quartile yielding bonds with at least an “Aa” rating and with maturities primarily between zero and thirty years.

The Company considered future changes attributable to general price levels, productivity, seniority, promotion, and other factors when developing the salary increase assumption. In addition, the Company compares long-term salary increase estimates to its actual history. Based on 2006 budgeted salary and merit increases, as well as future estimated increases, the Company maintained its expected future rate of salary increase at 4.0%.

The Company’s targeted ranges of asset allocation for the retirement plan at September 30, 2006 and 2005, the measurement date, by asset category are as follows:

	2006	2005

Equity securities	51-75%	51-75%
Fixed income securities	25-35%	25-35%
Real estate	8-12%	8-12%
Cash	0-5%	0-5%

The retirement plan’s weighted-average asset allocation at September 30, 2006 and 2005, the measurement date, by asset category is as follows:

	2006	2005

Equity securities	60.4%	61.0%
Fixed income securities	28.6%	25.4%
Real estate	9.8%	9.5%
Cash	1.2%	4.1%

Total	100.0%	100.0%

Investments are diversified among capitalization and style within the equity portfolio. Up to 18% of the retirement plan’s portfolio may be invested in financial markets outside of the United States. In order to minimize equity risk, limitations are placed on the overall amount that can be invested in a single stock at both cost and market value. Equity investments are also diversified across the various economic sectors. To further diversify risk, approximately 9.8% of the portfolio is allocated to real estate at December 31, 2006.

Retirement plan assets at December 31, 2006 include $15.9 of the Corporation’s common stock at market value compared to $15.1 at December 31, 2005. The retirement plan held 534,464 shares of the Corporation’s common stock at December 31, 2006 and 2005. The retirement plan did not purchase or sell any shares of the Corporation’s common stock during either 2006 and 2005.

The fair value of the retirement plan assets was less than the accumulated benefit obligation as of September 30, 2005, resulting in the recognition of a minimum pension liability of $41.9. This amount, net of tax, was recorded as a reduction in AOCI in the December 31, 2005 consolidated balance sheet. During 2006, the Company made contributions to the retirement plan which eliminated the requirement to record the additional minimum liability and therefore reversed the reduction to AOCI as of December 31, 2006, prior to its adoption of SFAS 158. The adoption of SFAS 158 has eliminated the requirement to record an additional minimum liability when the fair value of retirement plan assets is less than the accumulated benefit obligation as the funded status of the plan is now required to be recorded on the consolidated balance sheet.

Contributory Postretirement Health Care Plan

The Company’s postretirement health care plan is predominately a managed care plan. Prior to July 1, 2004, retired employees were eligible to continue to participate in the health care and life insurance plans of the Company. In March 2004, the Company announced changes related to its postretirement health care plan that limits eligibility for subsidized retiree coverages to the then current retirees and employees with 25 or

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

more years of service as of July 1, 2004 and who subsequently then retire. Other employees who retire from the organization are eligible for access to unsubsidized retiree medical and dental coverage until age 65. Contributions to the health care plan have been established as a flat dollar amount with periodic adjustments as determined by the Company. The health care plan is unfunded. Benefit costs are accrued based on actuarial projections of future payments. There are approximately 1,900 active employees and 1,550 retired employees covered by these plans.

The components of the Company’s net periodic postretirement benefit cost at December 31 are as follows:

	2006	2005	2004

Service cost	$0.3	$0.3	$0.8
Interest cost	2.6	3.0	4.0
Amortization of unrecognized prior service credits	(6.0)	(6.1)	(5.0)
Amortization of net loss	—	0.1	0.2
Curtailment	—	—	0.1

Net periodic postretirement (benefit) cost	$(3.1)	$(2.7)	$0.1

Changes in the postretirement benefit obligation during the year are as follows:

	2006	2005

Benefit obligation at beginning of year	$51.7	$54.5
Service cost	0.3	0.3
Interest cost	2.6	3.0
Benefits paid net of plan participants’ contributions	(3.6)	(4.9)
Increase due to actuarial gain	(4.5)	(1.2)

Benefit obligation at end of year	$46.5	$51.7

The accrued postretirement benefit liability at December 31 is as follows:

	2006	2005

Accumulated postretirement benefit obligation	$46.5	$51.7
Unrecognized net loss	—	(4.3)
Unrecognized prior service cost	—	48.9
Post measurement date contributions	(0.6)	(1.2)

Accrued postretirement benefit liability	$45.9	$95.1

The postretirement benefit trend and discount rate assumptions are as follows:

	2006	2005	2004

Measurement date	9/30/06	9/30/05	9/30/04
Medical trend rate	9.00%	9.00%	10.00%
Prescription drug rate	12.00%	12.00%	10.00%
Ultimate medical care and prescription drug trend rate	5.00%	5.00%	5.00%
Year ultimate trend rate reached	2014	2013	2014
Dental trend rate	5.00%	5.00%	5.00%
Discount rate	5.75%	5.35%	5.75%

Management of the Company reviews the assumptions used in the actuarial valuation on an annual basis, or more frequently as deemed necessary. Management reviews external data and its own historical trends for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

health care costs to determine the medical and dental trend rates. Management reviews market rates for high quality corporate bonds and fixed income investments consistent with the duration of its liabilities to determine the discount rate. Management believes the assumptions are reasonable and appropriate.

Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2006 by approximately $3.5 and increase the postretirement benefit cost for 2006 by $0.3. Likewise, decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2006 by approximately $3.1 and decrease the postretirement benefit cost for 2006 by $0.2.

Total benefit payments expected to be paid to participants are as follows:

2007	$3.7
2008	3.7
2009	3.7
2010	3.6
2011	3.7
2012 — 2017	21.7

Total 2007-2017	$40.1

Employee Savings Plan

Employees can contribute a percentage of their eligible compensation to the Employee Savings Plan, a defined contribution plan. Effective January 1, 2005, the provisions of the Company’s matching contribution were changed to what is known as a ‘safe harbor’ match. The Company’s match is one dollar for each one dollar contributed for the first 3% of a participant’s eligible compensation contributed and fifty cents for each one dollar contributed for the next 2% of a participant’s eligible compensation contributed. The maximum employer match is 4%. During 2004, the Company matched 3% of the first 6% of a participant’s contribution to the plan. This match is invested according to the investment direction chosen by the participant. The Company contributed $4.6, $4.4 and $2.9 in 2006, 2005 and 2004, respectively for the participant match. Also effective January 1, 2005, employees with 10 or more years of service as of July 1, 2004 were eligible for a temporary, discretionary, additional employer contribution of 2.5% of eligible compensation. The Company contributed $1.6 and $1.7 in 2006 and 2005, respectively, for this additional contribution. In addition, the Employee Savings Plan has a profit sharing contribution feature for all eligible employees based upon a profitability target established by the Company. An accrual of $7.7 and $8.9 was established by the Company at December 31, 2006 and 2005, respectively, for this profit sharing component. The profit sharing contribution is generally deposited into the employees account during the first quarter of the following calendar year.

NOTE 5 —	Share Based Compensation

The Consolidated Corporation has several stock based incentive programs that are utilized to facilitate the Consolidated Corporation’s long-term financial success. Effective January 1, 2006, the Consolidated Corporation began accounting for stock based incentive programs under SFAS 123(R), “Share-Based Payment.” SFAS 123(R) superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the income statement at fair value. Pro forma disclosure is no longer an alternative. The Consolidated Corporation adopted the provisions of SFAS 123(R) using the modified prospective method in which compensation expense is recognized (a) based on the requirements of SFAS 123(R) for all share-based payments granted after January 1, 2006 and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to January 1, 2006 that remained unvested on January 1, 2006. The adoption of SFAS 123(R) decreased the Consolidated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Corporation’s net income and diluted earnings per share by $2.4 and $0.04 for 2006, respectively. The Consolidated Corporation uses the straight-line method of recording compensation expense relative to share-based payments. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as previously required under SFAS 95 prior to its amendment. This requirement reduced net operating cash flows and increased net financing cash flows by $1.9 (net of proforma deferred tax asset of $0.4) during 2006. Prior years’ amounts were not required to be reclassified.

2005 Incentive Plan

On May 18, 2005, the shareholders of the Corporation approved the Consolidated Corporation’s 2005 Incentive Plan (2005 Plan) which provides for stock based compensation to employees and non-employee directors. Approval of the 2005 Plan resulted in the termination of the following then in existence stock incentive plans by the Consolidated Corporation as to new equity-based awards: (i) the 2002 Stock Incentive Plan, (ii) the 1999 Broad-Based Employee Stock Option Plan and (iii) the 2002 Broad-Based Employee Stock Option Plan.

Upon termination of the 2002 Stock Incentive Plan, the number of shares left to be issued, as well as, shares subsequently forfeited were made available under the 2005 Plan. At December 31, 2006, 1,868,232 shares were available for issuance under the 2005 Plan. The Compensation and Development Committee or the Board of Directors with respect to director awards (collectively, the “Committee”) is responsible for the administration of the 2005 Plan. Equity-based awards that may be granted under the 2005 Plan include stock options, restricted stock, restricted stock units, stock appreciation rights and shares of the Corporation’s common stock as defined in the 2005 Plan document. In addition to equity-based compensation, the 2005 Plan also authorizes grants of performance based awards in the form of restricted stock, restricted stock units, stock units and cash awards. The 2005 Plan limits the number of shares of stock with respect to which awards may be issued to any participant in a calendar year to 400,000.

The options available for grant under the 2005 Plan may be either incentive or non-qualified options as defined by the Internal Revenue Code. The difference affects treatment of the options for income tax purposes by the individual employee, director and the Consolidated Corporation. The options under the plan may be exercised at any time after the vesting requirements are met which range from immediate vesting to three years. Option expiration dates are ten years from date of grant. The maximum incentive stock options that may be granted cannot exceed 2,000,000. At December 31, 2006 and 2005, there were 103,750 and 69,000 stock options, excluding forfeitures, granted from the 2005 Plan, respectively.

The 2005 Plan also provides for the grant of freestanding and/or tandem stock appreciation rights (SAR) and restricted stock. The exercise price of a freestanding SAR is typically equal to the fair market value of a share of the Corporation’s stock on the grant date. Freestanding SARs provide the recipient with the right to receive stock equal to appreciation in value of a share of stock from the date of grant unless otherwise specified in the award agreement. At December 31, 2006 and 2005, there were 350,000 and 250,000 outstanding freestanding SARs, respectively. The requisite service period for outstanding SARs is three years.

The exercise price of a tandem SAR is equal to the exercise price of the related stock option on the grant date. A tandem SAR may be exercised only with respect to the shares of stock for which its related option is then exercisable. Tandem SARs provide the recipient with the right to receive stock equal to the appreciation in value of the optioned stock from the date of grant. At December 31, 2006 and 2005, there were no outstanding tandem SARs.

Grants of restricted stock provide the recipient with the right to receive shares of the Corporation’s stock, upon satisfying the restrictions imposed as a condition to the award, during a specified restriction period. During the restriction period, which is determined at the time of grant, the recipient may exercise full voting rights and is entitled to receive dividends and other distributions paid to shareholders. If dividends or other distributions are paid in shares of stock, those shares are subject to the same restrictions as the underlying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

restricted stock. Shares of restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated until the end of the applicable restriction period. At the discretion of the Committee, all shares of restricted stock may either be held by the Consolidated Corporation as escrow agent during the restriction period or issued to the recipient in the form of certificates with a legend describing the restrictions imposed on the shares. At December 31, 2006 and 2005, there are 119,750 and 148,284 restricted shares which are under the restriction period. SFAS 123(R) eliminated the presentation of the contra-equity account, unearned compensation, on the face of the consolidated balance sheets. As a result, $2.9 was reclassified to additional paid-in capital during the first quarter of 2006 when SFAS 123(R) was implemented.

Long-term Incentive Plan

In July 2005, the Consolidated Corporation adopted a Long-Term Incentive Plan (LTIP) to better align officer interests with the interests of shareholders for performance that promotes the long-term success of the Consolidated Corporation. Awards under the LTIP are performance based awards covering typically a thirty-six month performance period, except for the 2005 LTIP award which covered a thirty month performance period, and are made pursuant to the terms and conditions of the 2005 Plan. The LTIP provisions provide for a threshold, target and maximum level of payout, with interpolation between levels based upon actual performance. The participants earn performance stock units during the respective LTIP performance period and at the end of the performance period payout, if any, is made 50% in the form of Corporation common shares and 50% in cash. There is no provision for any of the stock award to be paid in cash. Expected payout is evaluated at each balance sheet date and the incentive accruals related to this award are adjusted in current period earnings to the amount of the anticipated earned payout as of the respective balance sheet date.

The Board of Directors approved the 2006 LTIP award on February 16, 2006 to officers of the Company. This award is a performance based award (based upon aggregate operating income, as defined by the Consolidated Corporation) with the final payout modified based upon achievement of a market condition, comprised of total shareholder return generated by the Consolidated Corporation over the performance period relative to total shareholder returns generated by a selected peer group over the same performance period. The performance period for this award is thirty-six months, which began on January 1, 2006 and will end on December 31, 2008. Fair value of the performance stock units was determined on the grant date and as required by SFAS 123(R) when a market condition exists, valued using a binomial lattice model. At December 31, 2006, the Consolidated Corporation anticipates a payout at the target level for the 2006 LTIP plan award of $3.1 in cash and 99,860 shares of the Corporation’s common stock.

The 2005 LTIP award was approved by the Board of Directors on May 19, 2005. This award is a performance based award (based upon aggregate operating income, as defined by the Consolidated Corporation) covering a thirty-month period which began on July 1, 2005 and will end on December 31, 2007. Fair value of the performance stock units was determined on the grant date and based upon the market value of the Corporation’s common stock. At December 31, 2006, the Consolidated Corporation anticipates a payout for the 2005 LTIP plan award of $4.0 in cash and 176,091 shares of the Corporation’s common stock.

Broad-based Employee Stock Options

The Consolidated Corporation terminated the 1999 and 2002 Broad-based Employee Stock Option Plans (“Broad-based Plans”) for new grants in 2005. Any forfeited shares under the 2002 plan are made available under the 2005 Incentive Plan and any shares remaining or forfeited under the 1999 plan will remain in the 1999 Broad-based Plan. The options granted under the Broad-based Plans were nonqualified options. The options are exercisable at any time after the vesting requirements are met. The options also have accelerated vesting provisions for participant retirement, death, or disability, subject to a holding period of twelve months for the 1999 program. Option expiration dates are ten years from the date of grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plans for Senior Executive Officers

Pursuant to the employment agreements of the Chief Executive Officer and a prior Chief Financial Officer, the Consolidated Corporation established specific stock option plans for each of these individuals. During 2005, the stock option plan for the prior Chief Financial Officer was terminated. There were no options granted under these plans in the years presented. The options outstanding were previously granted as nonqualified options. Option expiration dates are ten years from the grant date. The stock options granted vest at 33% per year for three consecutive years. The total amount of stock options granted under the two plans was 1,400,000. There are no additional remaining shares to be granted under these plans.

Employee Stock Purchase Plan

The Consolidated Corporation has an employee stock purchase plan that is available to eligible employees as defined in the plan. Under the plan, shares of the Corporation’s common stock may be purchased at a discount (currently 10%) of the lesser of the closing price of the Corporation’s common stock on the first trading day or the last trading day of the offering period. The offering period (currently three months) and the offering price are subject to change. Participants may purchase no more than twenty-five thousand dollars, prior to stated discount, of the Corporation’s common stock in a calendar year. During 2006, 89,616 shares were purchased under the plan compared to 81,757 shares purchased under the plan in 2005. At December 31, 2006 and 2005, there were 1,730,979 and 1,820,595 shares available for future issuance under the plan.

Following is a summary of stock-based compensation expense recognized by the Consolidated Corporation:

	2006	2005	2004

2005 Incentive Plan Stock options	$2.7	$—	$—
Stock appreciation rights	1.2	—	—
Restricted stock	1.4	0.8	0.3
Long term incentive plan	2.7	1.7	—
Employee stock purchase plan	0.3	—	—

Total stock-based compensation expense	8.3	2.5	0.3

Income tax benefit	2.9	0.9	—

Stock-based compensation expense, net of tax	$5.4	$1.6	$0.3

The following table summarizes information about the stock-based compensation plans (options and SARs) as of December 31, 2006:

		Weighted-	Weighted-
		Avg	Avg	Aggregate
	Shares	Exercise	Remaining	Intrinsic Value
	(000)	Price	Contract Life	($ in 000)

Outstanding Beginning of year	3,958	$15.68
Granted	135	31.05
Exercised	(429)	14.27
Forfeited	(10)	20.98

Outstanding end of year	3,654	$16.46	5.8 yrs	$48,966

Exercisable at end of year	3,068	$14.86	5.3 yrs	$45,858

The total intrinsic value of stock options exercised during 2006, 2005 and 2004 was $6.8, $12.4 and $7.8, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total fair value of shares vested for restricted stock during 2006, 2005 and 2004 was $1.4, $0.3 and less than $0.1, respectively.

The following table summarizes information about the restricted stock activity as of December 31, 2006:

		Weighted-
		Avg
	Shares	Grant Date
	(000)	Fair Value

Unvested restricted stock awards beginning of year	148	$25.49
Granted	21	30.25
Exercised	(48)	21.19
Forfeited	(1)	19.13

Unvested restricted stock awards end of year	120	$28.09

The per share weighted-average fair value of options and awards granted by the Consolidated Corporation is as follows:

	2006	2005	2004

Stock options	$9.45	$9.18	$7.36
Restricted stock	30.25	28.24	16.83
SARs	31.51	29.85	N/A
Employee stock purchase plan	$7.10	$5.67	$5.96

Under the provisions of SFAS 123(R), the Consolidated Corporation is required to estimate on the date of grant the fair value of each option and freestanding SAR using an option-pricing model. Accordingly, the Black-Scholes option pricing model is used with the following weighted-average assumptions:

	2006	2005	2004

Dividend yield	1.0%	1.8%	1.8%
Expected volatility	32.0%	38.3%-44.2%	34.8%-45.4%
Risk-free interest yield	4.6%-5.1%	3.7%-4.4%	3.6%-4.6%
Expected term	4.5 yrs	5.0 yrs	5.0-8.0 yrs

The dividend yield is determined by using the actual per share dividend yield during 2006. In 2005 and 2004, the dividend yield was based upon the average of selected peer companies since the Corporation only reinstated the dividend in 2005. The expected volatility is based on the Corporation’s stock price over a historical period which approximates the expected term. The risk free interest rate is the implied yield currently available on U.S. Treasury issues with a remaining term approximating the expected term. The expected term is calculated as the historic weighted average life of similar awards. Shares of the Corporation’s stock issued upon exercise of stock options and SARs or grants of stock are issued out of the Corporation’s treasury stock account.

As of December 31, 2006, there was $5.4 of total unrecognized compensation cost ($3.3 relating to options and freestanding SARs and $2.1 relating to restricted stock) related to non-vested share-based compensation arrangements granted under the Consolidated Corporation’s share-based payment plans. That cost is expected to be recognized over a weighted-average period of 1.2 years for options and freestanding SARs and 2.8 years for restricted stock. Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2006, 2005, and 2004, was $5.8, $15.8, and $15.1, respectively. The actual tax benefit realized for the tax deductions from option exercises of the share-based payment arrangements totaled $2.0, $4.0 and $2.7, respectively, for the years ended December 31, 2006, 2005, and 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	Reinsurance

A reconciliation of direct to net premiums, on both a written and earned basis and a reconciliation of incurred losses is as follows:

	Direct	Assumed	Ceded	Net

2006
Premiums written	$1,472.0	$18.3	$(78.1)	$1,412.2
Premiums earned	1,486.6	20.2	(82.8)	1,424.0
Losses incurred	701.4	23.5	11.6	736.5

2005
Premiums written	$1,504.0	$26.0	$(80.6)	$1,449.4
Premiums earned	1,540.7	25.2	(112.3)	1,453.6
Losses incurred	845.8	79.8	(173.3)	752.3
2004
Premiums written	$1,581.3	$23.1	$(150.5)	$1,453.9
Premiums earned	1,570.6	21.4	(145.4)	1,446.6
Losses incurred	873.1	51.4	(146.9)	777.6

For 2006, ceded loss reserves were reduced by $98.9, which resulted in an increase in net incurred losses, primarily due to prior year favorable reserve development in the commercial umbrella product line in the Specialty Lines operating segment.

The following components of the reinsurance recoverable asset at December 31, are:

	2006	2005

Reserve for unearned premiums	$29.2	$34.0
Reserve for losses	541.3	634.3
Reserve for loss adjustment expenses	48.1	54.0
Allowance for reinsurance recoverable	(3.7)	(3.7)
Reinsurance recoveries on paid losses	18.9	23.2

Reinsurance recoverable	$633.8	$741.8

NOTE 7 —	Other Contingencies and Commitments

Annuities are purchased from other insurers to pay certain claim settlements. These payments are made directly to the claimants; should such insurers be unable to meet their obligations under the annuity contracts, the Group would be liable to claimants for the remaining amount of annuities. The claim reserves are presented net of the related annuities on the Consolidated Corporation’s balance sheets. The total amount of unpaid annuities was $17.5 and $18.3 at December 31, 2006 and 2005, respectively.

The Consolidated Corporation leases certain equipment and many of its operating and office facilities for various terms under long-term, cancelable and non-cancelable operating lease agreements. The leases expire at various dates through 2011 and provide for renewal options ranging from one month to five years. The facility leases provide for increases in future minimum annual rental payments based on such measures as increases in operating expenses and pre-negotiated rates. Also, certain facility agreements require the Consolidated Corporation to pay executory costs (utilities, real estate taxes, insurance and repairs). The equipment leases generally require the Consolidated Corporation to pay personal property taxes as determined by the local taxing authority. Lease expense and related items totaled $5.5, $5.8 and $5.7 during 2006, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Year Ending December 31	Amount

2007	$4.6
2008	3.5
2009	2.2
2010	1.2
2011 and thereafter	0.2

Total rental payments	$11.7

Total minimum lease payments do not include contingent rentals that may be paid under certain leases. Contingent rental payments were not significant in 2006, 2005, or 2004.

In the fourth quarter of 2001, OCNJ entered into an agreement to transfer its obligations to renew private passenger auto business in New Jersey to Proformance Insurance Company (Proformance). This transaction effectively allowed the Group to exit from the New Jersey private passenger auto market beginning in March 2002. In 2005, the Company settled a surplus guarantee obligation under the provisions of the above referenced agreement and as a result reduced its recorded liability by $5.1. The total amount paid by OCNJ pursuant to the surplus guarantee was $10.5, compared to the maximum cumulative exposure of $15.6. In return, OCNJ received from Proformance a release from any and all future obligations related to this surplus guarantee.

A proceeding entitled Carol Murray v. the Corporation, the Company, Avomark, Ohio Security, West American, American Fire, and OCNJ was filed in the United States District Court for the District of Columbia on February 5, 2004. A motion to change venue was granted on May 25, 2004 with the proceeding assigned to the U.S. District Court for the Southern District of Ohio, Eastern Division, Columbus, Ohio. The plaintiff, a former automobile physical damage claim adjuster, originally sought to certify a nationwide collective action consisting of all current and former salaried employees since February 5, 2001 who are/were employed to process claims by policyholders and other persons for automobile property damage. The plaintiff also filed motions to expand the definition to include claim specialists, representative trainees, and representatives performing claims adjusting services. The complaint sought overtime compensation for the plaintiff and the class of persons plaintiff sought to represent. The U.S. District Court dismissed the complaint against Avomark, Ohio Security, West American, American Fire, and OCNJ on September 27, 2005. The U.S. District Court also granted the motion for summary judgment of the Corporation and the Company on September 27, 2005. The proceeding was ordered closed with judgment in favor of the defendants. An appeal to the U.S. Sixth Circuit Court of Appeals was voluntarily dismissed on November 13, 2006 and the proceeding is closed.

A proceeding entitled Carol Lazarus v. the Group was brought against West American in the Court of Common Pleas Cuyahoga County, Ohio on October 25, 1999. The Court ordered the case to proceed solely against West American on July 10, 2003. The complaint alleges West American improperly charged for uninsured motorists coverage following an October 1994 decision of the Supreme Court of Ohio in Martin v. Midwestern Insurance Company. The Martin decision was overruled legislatively in September 1997. The Court on April 13, 2006 granted a motion for class certification requested by Carol Lazarus and denied West American’s motion for summary judgment. The decision regarding class certification has been appealed by West American to the Court of Appeals for the Eighth Appellate District, Cuyahoga County, Ohio.

A proceeding entitled Douglas and Carla Scott v. the Company, West American, American Fire, and Ohio Security was filed in the District Court of Tulsa County, State of Oklahoma and served on January 3, 2005. The proceeding challenges the use of a certain vendor in valuing total loss automobiles. Plaintiff alleges that use of the database results in valuations to the detriment of the insureds. Plaintiff is seeking class status and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

alleges breach of contract, fraud and bad faith. The lawsuit is in its early stages and will be vigorously defended.

A proceeding entitled Georgia Hensley, et al. v. Computer Science Corporation, et al. was brought against several defendants, including the Company, American Fire, OCNJ, Ohio Security, and West American in the Circuit Court of Miller County, Arkansas in May, 2005. The proceeding alleges the defendants improperly reduced uninsured/underinsured motorist coverage payments to persons insured under private passenger automobile insurance policies by consulting a computer software program in determining the amount of damages payable to the insured for bodily injury claims. Plaintiff is seeking class status.

By 2001, the Company, American Fire, West American, Ohio Security and OCNJ had sought refunds for retaliatory taxes paid to New Jersey in prior years on the basis that New Jersey’s calculation of premium and retaliatory taxes deprived the Company, American Fire, West American, Ohio Security and OCNJ of some or all of the benefit of New Jersey’s premium tax cap. After the refund requests were denied in a final determination issued by the New Jersey Division of Taxation in July 2001, American Fire appealed to the New Jersey Tax Court and in December 2003, the court affirmed the determination. American Fire appealed to the Superior Court of New Jersey; in March 2005, the court reversed the Tax Court, and the Director of the Division of Taxation was ordered to recalculate the retaliatory tax as proposed by American Fire. The New Jersey Division of Taxation appealed the Superior Court decision to the New Jersey Supreme Court and the case was argued in November 2005. In October 2006, the Supreme Court affirmed the judgment of the Superior Court of New Jersey on statutory grounds and instructed the Director of the Division of Taxation to recalculate refunds due the Company, American Fire, West American, Ohio Security and OCNJ. An estimated refund plus accrued interest in the amount of $12.4 ($9.2 of premium taxes and $3.2 of interest) has been recognized in the Consolidated Financial Statements as of December 31, 2006.

The proceedings described above and various other legal and regulatory proceedings are currently pending that involve the Consolidated Corporation and specific aspects of the conduct of its business. The outcome of these proceedings is currently unpredictable. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these proceedings in excess of amounts currently reserved is not expected to have a material adverse effect on the financial condition, liquidity or results of operation of the Consolidated Corporation.

NOTE 8 —	Losses and Loss Reserves

The following table presents a reconciliation of liabilities for losses and LAE, net of reinsurance:

	2006	2005	2004

Balance as of January 1, net of reinsurance recoverables of $684.6, $570.3 and $496.5	$2,262.2	$2,186.1	$2,131.3
Incurred related to:
Current year	945.7	927.4	958.1
Prior years	(52.2)	(20.1)	(21.8)

Total incurred	893.5	907.3	936.3

Paid related to:
Current year	339.8	327.9	354.1
Prior years	489.3	503.3	527.4

Total paid	829.1	831.2	881.5

Balance as of December 31, net of reinsurance recoverables of $585.7, $684.6 and $570.3	$2,326.6	$2,262.2	$2,186.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Each quarter the Group records its best estimate of the liability for loss and LAE reserves. However, because of the uncertainty inherent in the estimation process, the estimate can change over time as new information is received.

The 2006 incurred loss and LAE was positively impacted by $52.2 of favorable prior accident years reserve development. This favorable development was concentrated in the commercial umbrella product line in the Specialty Lines operating segment and commercial auto product line in the Commercial Lines operating segment, partially offset by adverse development in the workers’ compensation product line in the Commercial Lines operating segment. The 2005 incurred loss and LAE for prior accident years was favorably impacted by $20.1 which includes a $1.4 increase in allowance for uncollectible reinsurance. This favorable development was concentrated in the personal auto and homeowners product lines in the Personal Lines operating segment, commercial umbrella product line in the Specialty Lines operating segment and commercial auto in the Commercial Lines operating segment. This favorable development was partially offset by adverse development in the workers’ compensation product line in the Commercial Lines operating segment. The 2004 incurred loss and LAE was favorably impacted by $21.8. For the year 2004, this favorable development was concentrated in the commercial automobile product line in the Commercial Lines operating segment and commercial umbrella and bond product lines in the Specialty Lines operating segment.

The following table presents before-tax catastrophe losses incurred and the respective impact on the loss ratio:

	2006	2005	2004

Incurred losses	$32.8	$25.8	$43.5
Loss ratio effect	2.3%	1.8%	3.0%

In 2006, 2005 and 2004 there were 32, 23 and 22 catastrophes, respectively. The largest catastrophe, as measured in terms of incurred loss, in each year was $5.1, $11.2 and $8.0, respectively.

The effect of catastrophes on the Consolidated Corporation’s results cannot be accurately predicted. Consequently, severe weather events, acts of war or terrorist activities could have a material adverse impact on the Consolidated Corporation’s results.

The Group has three categories of loss and LAE reserves that it considers highly uncertain, and therefore could have a material impact on future financial results. These are workers’ compensation, commercial umbrella exposures and asbestos and environmental liability exposures.

Reserves, net of reinsurance, for loss and LAE related to workers’ compensation totaled $687.3 and $668.9 at December 31, 2006 and 2005, respectively. Reserves, net of reinsurance, for loss and LAE related to commercial umbrella/other totaled $295.5 and $276.0 at December 31, 2006 and 2005, respectively. Loss and LAE reserves, net of reinsurance, for asbestos and environmental exposure totaled $94.4 and $95.8 at December 31, 2006 and 2005, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	Earnings Per Share

Basic and diluted earnings per share are summarized as follows:

	2006	2005	2004

Net income	$218.3	$212.7	$128.4
Average shares outstanding — basic	61,955,855	63,450,123	61,509,128
Basic income per average share	$3.52	$3.35	$2.09

Net income	$218.3	$212.7	$128.4
Effect of EITF 04-8 on net income using “if-converted” method	—	1.8	6.9
Adjusted net income using “if-converted” method	$218.3	$214.5	$135.3
Average shares outstanding — basic	61,955,855	63,450,123	61,509,128
Effect of dilutive securities	1,436,862	1,284,146	1,152,349
Effect of EITF 04-8	—	2,460,156	8,847,042

Average shares outstanding — diluted	63,392,717	67,194,425	71,508,519
Diluted income per average share	$3.44	$3.19	$1.89

At December 31, 2006, 2005 and 2004, stock options of 402,367, 268,411 and 351,418, respectively, were not included in the respective periods earnings per share calculations as they were anti-dilutive. Stock options are considered anti-dilutive under the “treasury stock method” when the average market price of the stock for the year is less than the exercise price of the stock options.

In September 2004, the FASB finalized EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. The EITF was effective for financial periods ending after December 15, 2004. Under this guidance, the earnings per share treatment of those securities that contain a contingent conversion feature require all of the shares underlying the convertible security to be treated as outstanding using the “if-converted” method for all periods presented. As a result of this EITF, the Consolidated Corporation has included approximately 2.5 million and 8.9 million shares into its diluted earnings per share calculation using the “if-converted” method for 2005 and 2004, respectively. The decline in the number of shares included in the diluted earnings per share calculation in 2005 resulted from the redemption or conversion of the Convertible Notes. See Note 15 for information regarding the Convertible Notes. As required by the EITF, earnings per share amounts have been adjusted using the “if-converted” method.

NOTE 10 —	Quarterly Financial Information (Unaudited)

2006	First	Second	Third	Fourth

Premiums and finance charges earned	$357.7	$355.5	$356.3	$354.5
Net investment income	50.9	51.9	51.3	54.6
Investment gains realized	14.2	5.3	11.4	12.7
Net income	51.9	35.6	55.3	75.5
Basic net income per share	0.82	0.57	0.90	1.24
Diluted net income per share	0.80	0.55	0.89	1.22

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005	First	Second	Third	Fourth

Premiums and finance charges earned	$362.3	$365.5	$362.5	$363.3
Net investment income	48.4	48.6	51.4	53.0
Investment gains realized	—	13.8	22.4	11.2
Net income	37.7	42.1	55.5	77.3
Basic net income per share	0.60	0.66	0.86	1.22
Diluted net income per share	0.55	0.63	0.85	1.19

The sum of the quarterly reported amounts may not equal the full year as each is computed independently.

NOTE 11 —	Comprehensive Income

Comprehensive income consists of changes in unrealized gains (losses) on securities and reclassification adjustment for pension plans and other postretirement plans as detailed below:

2006	Gross	Tax	Net

Net income	$300.8	$82.5	$218.3
Components of other comprehensive income:
Change in unrealized gains arising during the period	35.7	12.6	23.1
Reclassification adjustment for gains included in net income	(55.4)	(19.2)	(36.2)
Minimum pension liability	41.8	14.7	27.1

Other comprehensive income	22.1	8.1	14.0

Comprehensive income	$322.9	$90.6	$232.3

2005	Gross	Tax	Net

Net income	$280.7	$68.0	$212.7
Components of other comprehensive income:
Change in unrealized gains arising during the period	(89.2)	(31.4)	(57.8)
Reclassification adjustment for gains included in net income	(35.4)	(12.3)	(23.1)
Minimum pension liability	(0.3)	(0.1)	(0.2)

Other comprehensive income	(124.9)	(43.8)	(81.1)

Comprehensive income	$155.8	$24.2	$131.6

2004	Gross	Tax	Net

Net income	$184.9	$56.5	$128.4
Components of other comprehensive income:
Change in unrealized gains arising during the period	38.7	13.8	24.9
Reclassification adjustment for gains included in net income	(33.8)	(11.8)	(22.0)
Minimum pension liability	2.3	0.8	1.5

Other comprehensive income	7.2	2.8	4.4

Comprehensive income	$192.1	$59.3	$132.8

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	Segment Information

The Consolidated Corporation has determined its reportable segments based upon its method of internal reporting, which is organized by product line. The property and casualty segments are Commercial, Specialty, and Personal Lines. These segments generate revenues by selling a wide variety of commercial, surety and personal insurance products. The Consolidated Corporation also has an All Other segment which derives its revenues from investment income of the Corporation. The other expenses in this segment consist primarily of interest expense.

Each of the segments of the Consolidated Corporation is managed separately. The property and casualty segments are managed by assessing the performance and profitability of the segments through analysis of industry financial measurements determined on a GAAP basis, which includes loss, loss adjustment and underwriting expense ratios, combined ratio, premiums earned, underwriting gain/loss and statutory premiums written. The following tables present information by segment as it is reported internally to management. Asset information by reportable segment is not reported, since the Consolidated Corporation does not produce such information internally.

Commercial Lines Segment	2006	2005	2004

Net premiums written	$829.7	$823.5	$828.2
% change	0.8%	(0.6)%	4.5%
Net premiums earned	827.9	827.4	807.9
% change	0.1%	2.4%	3.9%
Underwriting gain/(loss) (before tax)	17.5	(15.0)	(5.0)
Specialty Lines Segment	2006	2005	2004

Net premiums written	$145.3	$150.4	$135.5
% change	(3.4)%	11.0%	(17.8)%
Net premiums earned	147.4	143.2	150.3
% change	2.9%	(4.7)%	(7.6)%
Underwriting gain (before tax)	34.7	6.8	5.0

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Personal Lines Segment	2006	2005	2004

Net premiums written	$437.2	$475.5	$490.2
% change	(8.1)%	(3.0)%	1.3%
Net premiums earned	448.7	483.0	488.4
% change	(7.1)%	(1.1)%	0.8%
Underwriting gain (before tax)	36.9	92.5	5.5
Total Property & Casualty	2006	2005	2004

Net premiums written	$1,412.2	$1,449.4	$1,453.9
% change	(2.6)%	(0.3)%	0.8%
Net premiums earned	1,424.0	1,453.6	1,446.6
% change	(2.0)%	0.5%	1.5%
Underwriting gain (before tax)	89.1	84.3	5.5
All Other Segment	2006	2005	2004

Revenues	$16.1	$26.6	$8.2
Write-down and amortization of agent relationships	(12.8)	(12.3)	(20.6)
Other expenses	(27.8)	(40.1)	(22.6)

Net loss before income tax	$(24.5)	$(25.8)	$(35.0)
Reconciliation of Revenues	2006	2005	2004

Net premiums earned for reportable segments	$1,424.0	$1,453.6	$1,446.6
Net investment income	192.4	186.3	196.8
Realized gains, net	43.8	35.9	19.2

Total property and casualty revenues	1,660.2	1,675.8	1,662.6
All other segment revenues	16.1	26.6	8.2

Total revenues	$1,676.3	$1,702.4	$1,670.8

Reconciliation of Underwriting Gain (Before Tax)	2006	2005	2004

Property and casualty underwriting gain (before tax)	$89.1	$84.3	$5.5
Net investment income	208.7	201.4	201.2
Realized gains, net	43.6	47.4	23.0
Write-down and amortization of agent relationships	(12.8)	(12.3)	(20.6)
Other expenses	(27.8)	(40.1)	(22.6)

Income before income taxes and cumulative effect of an accounting change	300.8	280.7	186.5

Income tax expense	82.5	68.0	56.5

Income before cumulative effect of an accounting change	218.3	212.7	130.0

Cumulative effect of an accounting change, net of tax	—	—	(1.6)

Net income	$218.3	$212.7	$128.4

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income is reconciled to net income in the table below:

	2006	2005	2004

Net income	$218.3	$212.7	$128.4
After-tax net realized gains	28.3	41.6	14.9
Cumulative effect of accounting change	—	—	(1.6)

Operating income	$190.0	$171.1	$115.1

NOTE 13 —	Agent Relationships

The agent relationships asset is an identifiable intangible asset acquired in connection with the GAI commercial lines acquisition. The Consolidated Corporation follows the practice of allocating purchase price to specifically identifiable intangible assets based on their estimated values as determined by appropriate valuation methods. In the GAI acquisition, the purchase price was allocated to agent relationships and deferred policy acquisition costs. Agent relationships are evaluated quarterly as events or circumstances indicate a possible inability to recover their carrying amount. As a result of the evaluation, the agent relationships asset was written down before tax by $6.8, $5.9 and $13.7 in 2006, 2005 and 2004, respectively, for agency cancellations and for certain agents determined to be impaired based on updated estimated future undiscounted cash flows that were insufficient to recover the carrying amount of the asset for the agent. The agent relationships asset balance was $96.9 and $109.7, net of accumulated amortization of $48.4 and $45.5, at December 31, 2006 and 2005, respectively. At December 31, 2006, the remaining portion of the agent relationships asset will be amortized on a straight-line basis over the remaining useful period of approximately 17 years.

Future cancellation of agents included in the agent relationships asset or a diminution of certain former Great American agents’ estimated future revenues or profitability is likely to cause further impairment losses beyond the quarterly amortization of the remaining asset value over the remaining useful lives.

NOTE 14 —	Statutory Accounting Information

The following information has been prepared on the basis of statutory accounting practices which differ from U.S. generally accepted accounting principles. The principal differences for the Group relate to deferred policy acquisition costs, reinsurance, assets not admitted for statutory reporting, agent relationships and the treatment of deferred income taxes.

	2006	2005	2004

Statutory net income	$223.7	$370.1	$163.7
Statutory policyholders’ surplus	1,082.7	1,004.5	972.0

The insurance industry is subject to regulation that differs by state. A dramatic change in regulation in a given state may have a material adverse impact on the Group and Consolidated Corporation.

The Company, domiciled in Ohio, prepares its statutory financial statements in accordance with the accounting practices prescribed or permitted by the Ohio Insurance Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

For statutory purposes, the agent relationships asset related to the GAI acquisition was taken as a direct charge to surplus.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The NAIC has developed a “Risk-Based Capital” formula for property and casualty insurers and life insurers. The formula is intended to measure the adequacy of an insurer’s capital given the asset and liability structure and product mix of the company. As of December 31, 2006 and 2005, all insurance companies in the Group exceeded the necessary capital requirements.

The Corporation is dependent on dividend payments from its insurance subsidiaries in order to meet operating expenses, debt obligations, repurchase of its common stock and to pay shareholder dividends. Insurance regulatory authorities impose various restrictions and prior approval requirements on the payment of dividends by insurance companies and holding companies. At December 31, 2006, approximately $206.0 of the Company’s statutory surplus is not subject to restriction or prior dividend approval requirements compared to approximately $415.0 at December 31, 2005. Additional restrictions limiting the amount of dividends paid by the Company to the Corporation may result from the minimum net worth and surplus requirements in the credit agreement.

The Group paid dividends to policyholders of $1.1, $1.2 and $1.4 in 2006, 2005 and 2004, respectively.

NOTE 15 —	Debt

The following table represents outstanding debt of the Consolidated Corporation at December 31:

	2006	2005

Senior Debt (net of discount and issuance costs of $2.1 and $2.4, respectively)	$198.0	$197.7
Ohio Loan	2.0	2.7
Deferred Financing Costs	(0.4)	—

Total Debt	$199.6	$200.4

On June 29, 2004, the Corporation issued $200.0 of 7.3% Senior Notes due June 15, 2014 (Senior Notes) and received net proceeds after related fees and discount of $198.0. The Corporation used a substantial portion of the net proceeds to repurchase and redeem the Convertible Notes as discussed below. Interest is payable on the Senior Notes on June 15 and December 15. The Corporation uses the effective interest rate method to record interest expense, amortization of issuance-related costs and amortization of the discount.

On March 19, 2002, the Corporation issued $201.3 aggregate principal amount of 5.00% Convertible Notes due March 19, 2022 (Old Notes). On March 22, 2005 the Corporation exchanged $65.6 of its Old Notes for $65.6 of new 5.00% Convertible Notes due March 19, 2022 (New Notes and collectively the Convertible Notes). The only change in the New Notes was the incorporation of a net share settlement feature. The Corporation paid a premium to the holders electing the exchange to the New Notes. Also on this date, the Corporation announced its intention to fully redeem before maturity the Convertible Notes at their regular redemption price of 102% of the principal amount plus accrued interest to, but excluding, the redemption date of May 2, 2005. In connection with this announced redemption, holders of the Convertible Notes could elect to convert their Convertible Notes into shares of the Corporation’s common stock. Upon conversion of the Old Notes, the Corporation delivered 44.2112 of its common stock for each $1,000 principal amount of Old Notes surrendered for conversion. Upon conversion of the New Notes, the Corporation paid the principal amount in cash and any conversion consideration in excess of the principal amount in the Corporation’s common stock.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The above transactions impacted the Consolidated Corporation’s results of operations and balance sheets as follows:

			2005	2004
			Loss on	Loss on
			Retirement of	Retirement of
			Convertible	Convertible
			Debt	Debt
			Including	Including	Impact on
			Debt	Debt	Share-
	Old	New	Conversion	Conversion	Holders’
	Notes	Notes	Expenses	Expenses	Equity

Initial Issuance	$201.3	$—	$—	$—	$—
Repurchases in unsolicited negotiated transactions(a)	(52.8)	—	(2.5)	(1.0)	—
Impact of exchange Offer and related exchange premium	(65.6)	65.6	(0.3)	—	—
Call Elections:
Cash redemption(b)	(53.9)	(55.0)	(5.7)	—	—
Equity conversion(c)	(29.0)	(10.6)	(0.5)	—	28.5

Total	$—	$—	$(9.0)	$(1.0)	$28.5

(a)	These repurchases were completed in the following periods: $35.8 in the second quarter of 2005, $4.5 in the first quarter of 2005 and $12.5 in the fourth quarter of 2004. As a result of these repurchases, the Corporation wrote off a proportionate amount of unamortized debt issuance costs of $1.2 in the second quarter of 2005, $0.1 in the first quarter of 2005 and $0.4 in the fourth quarter of 2004, which was included in the 2004 results of operations. In addition, the Corporation paid a premium on the repurchases of $0.8 in the second quarter of 2005, $0.4 in first quarter 2005 and $0.6 in the fourth quarter of 2004, which was also included in the 2004 results of operations.

(b)	In connection with the cash redemption, the Corporation paid a call premium in the amount of $2.2 and wrote off the proportionate amount of unamortized debt issuance costs in the amount of $3.5 in the second quarter of 2005.

(c)	In connection with the equity conversion, the Corporation issued 1,282,123 shares of its common stock for conversion of the Old Notes, issued 23,462 shares of its common stock for conversion of the New Notes, recognized $0.5 in debt conversion expenses related to the New Notes, which represents the conversion price of $22.62 multiplied by 23,462 shares issued, and increased shareholders’ equity by $28.5 in the second quarter of 2005. The increase in shareholders’ equity consists principally of the conversion of the principal amount of Old Notes $(29.0) and accrued interest through the date of conversion $(0.2) offset by the write-off of the proportionate amount of unamortized debt issuance cost $(1.4).

On February 16, 2006, the Corporation entered into a new revolving credit agreement with an expiration date of March 16, 2011 and simultaneously terminated its prior $80.0 revolving credit agreement. Under the terms of the new revolving credit agreement, the lenders agreed to make loans to the Corporation in an aggregate amount up to $125.0 for general corporate purposes. Additionally, the new revolving credit agreement contains a $50.0 “accordion feature” and provision for the issuance of letters of credit up to the amount of the total facility. The accordion feature permits the Corporation to increase the facility commitment from $125.0 to $175.0 subject only to a successful syndication of the requested increase. Interest is payable in arrears, and the interest rate on borrowings under the new revolving credit agreement is based on a margin over LIBOR or the LaSalle Bank Prime Rate, at the option of the Corporation. The Corporation is obligated to pay agency fees and facility fees of $0.2 annually. The new revolving credit agreement requires the Corporation to maintain minimum net worth of $1,000.0. The new revolving credit agreement also includes a maximum ratio of total debt to total capitalization of 35%. Additionally, other financial and other customary

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions, as defined in the agreement, exist. At December 31, 2006, the Corporation was in compliance with all financial covenants and other provisions of this agreement. There were no borrowings outstanding under the revolving line of credit, either the new or the previous, at either December 31, 2006 or 2005.

Interest expense incurred for the years ending December 31, 2006, 2005 and 2004 was $14.7, $17.7 and $17.5, respectively.

NOTE 16 —	Shareholders Rights Plan

In February 1998, the Board of Directors adopted an amended and restated Shareholders Rights Agreement (the Agreement). The Agreement is designed to deter coercive or unfair takeover tactics and to prevent a person(s) from gaining control of the Corporation without offering a fair price to all shareholders.

Under the terms of the Agreement, each outstanding common share is associated with one half of one common share purchase right, expiring in 2009. Currently, each whole right, when exercisable, entitles the registered holder to purchase one common share of the Corporation at a purchase price of $125 per share.

The rights become exercisable for a 60 day period commencing eleven business days after a public announcement that a person or group has acquired shares representing 20 percent or more of the outstanding shares of common stock, without the prior approval of the Board of Directors; or eleven business days following commencement of a tender or exchange of 20 percent or more of such outstanding shares of common stock.

If after the rights become exercisable, the Corporation is involved in a merger, other business consolidation or 50 percent or more of the assets or earning power of the Corporation is sold, the rights will then entitle the rightholders, upon exercise of the rights, to receive shares of common stock of the acquiring company with a market value equal to twice the exercise price of each right.

The Corporation can redeem the rights for $0.01 per right at any time prior to becoming exercisable.

NOTE 17 —	Variable Interest Entity

The Consolidated Corporation currently holds an equity investment in APM Spring Grove, Inc. (APM), which was deemed a variable interest entity in accordance with SFAS Interpretation No. 46R — “Consolidation of Variable Interest Entities” (FIN 46R). As a result, APM was consolidated into the Consolidated Corporation’s financial statements effective January 1, 2004, in accordance with the provisions of FIN 46R, which resulted in a $1.6 (net of tax) charge for the cumulative effect of an accounting change. The investment relates to an agreement in 1984, which created APM, whose largest asset is an office building located in Cincinnati, Ohio. APM’s only source of revenue is derived from leasing the office building. The rental income on the office building is used by APM to repay principal and interest on bonds owned by the Consolidated Corporation that were issued to purchase the building. The Consolidated Corporation’s maximum exposure to loss as a result of its involvement with APM is $2.0. As of December 31, 2006, APM had total assets and total liabilities of $0.7 and $1.2, respectively, compared to total assets and total liabilities of $0.7 and $1.6, respectively, as of December 31, 2005.

NOTE 18 —	Share Repurchases

During 2006, the Corporation completed the share repurchase program previously authorized by the Corporation’s Board of Directors in 2005. Under this program, four million shares were repurchased (2,483,895 in 2006 and 1,516,105 in 2005) at an average cost of $27.94. In September 2006, the Board of Directors approved another share repurchase program with authorization to repurchase up to $100.0 of the Corporation’s common stock. Purchases may be made in the open market or in privately negotiated transactions. Through December 31, 2006, the Corporation has repurchased 979,501 shares under the newly authorized share repurchase program at an average cost of $28.57.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(In millions, except share data)
	(Unaudited)

ASSETS
Investments:
Fixed income securities:
Available-for-sale, at fair value (amortized cost: $3,494.3 and $3,451.0)	$3,500.3	$3,512.3
Held-to-maturity, at amortized cost (fair value: $219.2 and $230.8)	226.7	235.8
Equity securities, at fair value (cost: $256.8 and $232.1)	486.6	458.5

Total investments	4,213.6	4,206.6
Cash and cash equivalents	39.0	45.6
Premiums and other receivables, net of allowance	331.0	316.0
Deferred policy acquisition costs	154.9	150.2
Property and equipment, net of accumulated depreciation	82.8	80.5
Reinsurance recoverable, net of allowance	619.0	633.8
Agent relationships, net of accumulated amortization	91.9	96.9
Interest and dividends due or accrued	50.6	51.2
Deferred tax asset, net	22.3	—
Other assets	99.9	117.8

Total assets	$5,705.0	$5,698.6

LIABILITIES
Insurance reserves:
Losses	$2,385.3	$2,390.4
Loss adjustment expenses	520.4	521.9
Unearned premiums	673.7	663.0
Debt	199.4	199.6
Reinsuance treaty funds held	106.2	117.6
Deferred tax liability, net	—	7.2
Other liabilities	199.5	243.2

Total liabilities	4,084.5	4,142.9

SHAREHOLDERS’ EQUITY
Common stock, $.125 par value
Authorized: 150,000,000
Issued shares: 72,418,344; 72,418,344	9.0	9.0
Additional paid-in capital	32.2	25.4
Accumulated other comprehensive income	159.5	194.1
Retained earnings	1,663.6	1,559.5
Treasury stock, at cost:
(Shares: 12,387,526; 12,095,652)	(243.8)	(232.3)

Total shareholders’ equity	1,620.5	1,555.7

Total liabilities and shareholders’ equity	$5,705.0	$5,698.6

Accompanying notes are an integral part of these consolidated financial statements. For complete disclosures see
Notes to Consolidated Financial Statements on pages 71-89 of the Corporation’s 2006 Form 10-K.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months
	Ended June 30,
	2007	2006
	(In millions, except share and
	per share data) (Unaudited)

Premiums and finance charges earned	$339.3	$355.5
Investment income, less expenses	51.9	51.9
Investment gains realized, net	6.6	5.3

Total revenues	397.8	412.7
Losses and benefits for policyholders	157.7	199.3
Loss adjustment expenses	35.9	42.7
General operating expenses	123.7	116.7
Write-down and amortization of agent relationships	1.5	4.5
Amortization of deferred policy acquisition costs	82.6	82.7
Deferral of policy acquisition costs	(85.7)	(84.6)
Depreciation and amortization expense	3.4	2.6

Total expenses	319.1	363.9

Income before income taxes	78.7	48.8
Income tax expense/(benefit):
Current	22.4	14.9
Deferred	(0.3)	(1.7)

Total income tax expense	22.1	13.2

Net income	$56.6	$35.6

Average shares outstanding — basic	59,890,873	62,815,872

Earnings per share — basic:
Net income, per share	$0.95	$0.57

Average shares outstanding — diluted	61,625,551	64,351,335

Earnings per share — diluted:
Net income, per share	$0.92	$0.55

Accompanying notes are an integral part of these consolidated financial statements. For complete disclosures see
Notes to Consolidated Financial Statements on pages 71-89 of the Corporation’s 2006 Form 10-K.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Six Months
	Ended June 30,
	2007	2006
	(In millions, except share and
	per share data) (Unaudited)

Premiums and finance charges earned	$688.9	$713.2
Investment income, less expenses	103.6	102.8
Investment gains realized, net	14.6	19.5

Total revenues	807.1	835.5
Losses and benefits for policyholders	319.6	388.3
Loss adjustment expenses	74.5	79.4
General operating expenses	241.1	233.4
Write-down and amortization of agent relationships	5.0	7.4
Amortization of deferred policy acquisition costs	164.1	165.6
Deferral of policy acquisition costs	(168.7)	(165.7)
Depreciation and amortization expense	6.6	5.1

Total expenses	642.2	713.5

Income before income taxes	164.9	122.0
Income tax expense/(benefit):
Current	54.7	23.1
Deferred	(9.5)	11.4

Total income tax expense	45.2	34.5

Net income	$119.7	$87.5

Average shares outstanding — basic	59,867,660	63,024,617

Earnings per share — basic:
Net income, per share	$2.00	$1.39

Average shares outstanding — diluted	61,519,908	64,591,888

Earnings per share — diluted:
Net income, per share	$1.95	$1.35

Accompanying notes are an integral part of these consolidated financial statements. For complete disclosures see
Notes to Consolidated Financial Statements on pages 71-89 of the Corporation’s 2006 Form 10-K.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Accumulated
		Additional	Other			Total
	Common	Paid-in	Comprehensive	Retained	Treasury	Shareholders’
	Stock	Capital	Income	Earnings	Stock	Equity
	(In millions, except share data) (Unaudited)

Balance January 1, 2006	$9.0	$18.8	$178.0	$1,360.6	$(140.0)	$1,426.4
Net income				87.5		87.5
Change in unrealized gain, net of deferred income tax of $38.7			(71.9)			(71.9)

Comprehensive income						15.6
Unearned stock compensation		(2.9)		2.9		—
Stock based compensation, including income tax of $1.6		4.9				4.9
Net issuance of treasury stock (375,048 shares)		(0.2)			5.6	5.4
Repurchase of treasury stock (2,234,709 shares)					(65.8)	(65.8)
Cash dividends paid ($0.18 per share)				(11.3)		(11.3)

Balance, June 30, 2006	$9.0	$20.6	$106.1	$1,439.7	$(200.2)	$1,375.2

Balance January 1, 2007	$9.0	$25.4	$194.1	$1,559.5	$(232.3)	$1,555.7
Net income				119.7		119.7
Change in unrealized gain, net of deferred income tax of $19.0			(32.9)			(32.9)
Change in prior service credit, net of deferred income tax of $1.5			(2.7)			(2.7)
Change in actuarial loss, net of deferred tax of $0.5			1.0			1.0

Comprehensive income						85.1
Stock based compensation, including income tax of $1.6		7.7				7.7
Net issuance of treasury stock (286,730 shares)		(0.9)			5.6	4.7
Repurchase of treasury stock (578,604 shares)					(17.1)	(17.1)
Cash dividends paid ($0.26 per share)				(15.6)		(15.6)

Balance, June 30, 2007	$9.0	$32.2	$159.5	$1,663.6	$(243.8)	$1,620.5

Accompanying notes are an integral part of these consolidated financial statements. For complete disclosures see
Notes to Consolidated Financial Statements on pages 71-89 of the Corporation’s 2006 Form 10-K.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months
	Ended June 30,
	2007	2006
	(In millions) (Unaudited)

Cash Flows from Operating Activities:
Operating Activities
Net income	$119.7	$87.5
Adjustments to reconcile net income to cash provided by operations:
Changes in:
Insurance reserves	4.1	47.1
Reinsurance treaty funds held	(11.4)	(7.6)
Income taxes	(21.9)	(6.1)
Premiums and other receivables	(15.0)	(29.3)
Deferred policy acquisition costs	(4.7)	—
Reinsurance recoverable	14.9	6.7
Other assets	9.3	(15.7)
Other liabilities	(19.5)	(36.2)
Stock-based compensation expense	6.1	3.3
Write-down and amortization of agent relationships	5.0	7.4
Depreciation and amortization	6.6	5.1
Investment gains realized, net	(14.6)	(19.5)

Net cash provided by operating activities	78.6	42.7

Cash Flows from Investing Activities:
Purchase of securities:
Fixed income, available-for-sale	(472.0)	(489.6)
Fixed income, held-to-maturity	—	(0.5)
Equity	(36.7)	(51.1)
Proceeds from sales of securities:
Fixed income, available-for-sale	302.2	435.6
Equity	29.7	49.8
Proceeds from maturities and calls of securities:
Fixed income, available-for-sale	122.4	60.3
Fixed income, held-to-maturity	8.2	8.5
Property and equipment Purchases	(9.3)	(5.0)
Sales	0.2	0.3

Net cash (used in) provided by investing activities	(55.3)	8.3

Cash Flows from Financing Activities:
Debt:
Repayments	(0.3)	(0.3)
Payments for deferred financing costs	—	(0.3)
Proceeds from exercise of stock options	4.0	4.3
Repurchase of treasury stock	(19.3)	(60.5)
Income tax benefit from stock option exercises	1.3	1.3
Dividends paid to shareholders	(15.6)	(11.3)

Net cash used in financing activities	(29.9)	(66.8)

Net (decrease) in cash and cash equivalents	(6.6)	(15.8)
Cash and cash equivalents, beginning of period	45.6	54.5

Cash and cash equivalents, end of period	$39.0	$38.7

Accompanying notes are an integral part of these consolidated financial statements. For complete disclosures see
Notes to Consolidated Financial Statements on pages 71-89 of the Corporation’s 2006 Form 10-K.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Ohio Casualty Corporation (the Corporation) is the holding company of The Ohio Casualty Insurance Company (the Company), which is one of six property- casualty insurance companies that make up the Ohio Casualty Group (the Group), collectively the “Consolidated Corporation”. All dollar amounts, except per share data, presented in the Notes to Consolidated Financial Statements are in millions unless otherwise noted.

NOTE I —	INTERIM ADJUSTMENTS

We prepared the Consolidated Balance Sheet as of June 30, 2007 and the Consolidated Statements of Income, Shareholders’ Equity and Cash Flows for the three and six months ended June 30, 2007 and 2006, without an audit. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows at June 30, 2007 and for each period presented have been made.

We prepared the accompanying unaudited Consolidated Financial Statements in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted. The unaudited Consolidated Financial Statements should be read together with the Consolidated Financial Statements and Notes thereto included in the Corporation’s 2006 Annual Report on Form 10-K. The results of operations for the period ended June 30, 2007 are not necessarily indicative of the results of operations for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The premiums receivable balance is presented net of bad debt allowances determined by management of $1.3 at June 30, 2007 and $1.5 at December 31, 2006, respectively. Property and equipment are carried at cost less accumulated depreciation of $180.0 and $183.0 at June 30, 2007 and December 31, 2006, respectively. Amounts recoverable from reinsurers are calculated in a manner consistent with the reinsurance contract and are reported net of allowance of $3.7 at both June 30, 2007 and December 31, 2006.

NOTE II —	EARNINGS PER SHARE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income	$56.6	$35.6	$119.7	$87.5
Weighted average common shares outstanding — basic (thousands)	59,891	62,816	59,868	63,025
Basic net income per weighted average share	$0.95	$0.57	$2.00	$1.39

Net income	$56.6	$35.6	$119.7	$87.5
Weighted average common shares outstanding — basic (thousands)	59,891	62,816	59,868	63,025
Effect of dilutive securities from stock compensation plans (thousands)	1,735	1,535	1,652	1,567

Weighted average common shares outstanding — diluted (thousands)	61,626	64,351	61,520	64,592
Diluted net income per weighted average share	$0.92	$0.55	$1.95	$1.35

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE III —	SEGMENT INFORMATION

The Consolidated Corporation has determined its reportable segments based upon its method of internal reporting, which is organized by product line.

The property and casualty segments are Commercial, Specialty, and Personal Lines. These segments generate revenues by selling a wide variety of commercial, surety and personal insurance products. The Consolidated Corporation also has an All Other segment which derives its revenues from investment income of the Corporation. The other expenses included in this segment consist primarily of interest expense.

Each of the segments of the Consolidated Corporation is managed separately.

The property and casualty segments are managed by assessing the performance and profitability of the segments through analysis of industry financial measurements determined on a GAAP basis, which includes loss, loss adjustment and underwriting expense ratios, combined ratio, premiums earned, underwriting gain/loss and statutory premiums written. The following tables present information by segment as it is reported internally to management. Asset information by reportable segment is not reported, since the Consolidated Corporation does not produce such information internally.

	Three Months Ended June 30,
Commercial Lines Segment	2007	2006

Net premiums written	$217.5	$223.9
% Change	(2.9)%	0.9%
Net premiums earned	200.5	206.5
% Change	(2.9)%	(0.1)%
Underwriting gain/(loss) (before tax)	20.1	(4.9)

Specialty Lines Segment	2007	2006

Net premiums written	$34.3	$37.3
% Change	(8.0)%	(6.0)%
Net premiums earned	34.3	35.9
% Change	(4.5)%	(1.4)%
Underwriting gain/(loss) (before tax)	1.5	(0.6)

Personal Lines Segment	2007	2006

Net premiums written	$105.6	$111.6
% Change	(5.4)%	(9.6)%
Net premiums earned	104.5	113.1
% Change	(7.6)%	(7.5)%
Underwriting gain (before tax)	7.6	8.3

Total Property & Casualty	2007	2006

Net premiums written	$357.4	$372.8
% Change	(4.1)%	(3.1)%
Net premiums earned	339.3	355.5
% Change	(4.6)%	(2.7)%
Underwriting gain (before tax)	29.2	2.8

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All Other Segment	2007	2006

Revenues	$5.1	$3.7
Write-down and amortization of agent relationships	(1.5)	(4.5)
Other expenses	(7.5)	(6.7)

Loss before income tax	$(3.9)	$(7.5)

Reconciliation of Revenues	2007	2006

Net premiums earned for reportable segments	$339.3	$355.5
Net investment income	46.8	47.5
Realized gains, net	6.6	6.0
Total property and casualty revenues	392.7	409.0
All other segment revenues	5.1	3.7

Total revenues	$397.8	$412.7

Reconciliation of Underwriting Gain (Before Tax)	2007	2006

Property and casualty underwriting gain (before tax)	$29.2	$2.8
Net investment income	51.9	51.9
Realized gains, net	6.6	5.3
Write-down and amortization of agent relationships	(1.5)	(4.5)
Other expenses	(7.5)	(6.7)

Income before income tax	78.7	48.8
Income tax expense	(22.1)	(13.2)

Net income	$56.6	$35.6

	Six Months Ended June 30,
Commercial Lines Segment	2007	2006

Net premiums written	$426.9	$436.3
% Change	(2.2)%	2.1%
Net premiums earned	405.8	411.1
% Change	(1.3)%	(0.3)%
Underwriting gain/(loss)(before tax)	31.4	(8.5)

Specialty Lines Segment	2007	2006

Net premiums written	$68.9	$73.1
% Change	(5.7)%	(7.2)%
Net premiums earned	71.0	73.2
% Change	(3.0)%	2.4%
Underwriting gain (before tax)	14.9	8.6

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Personal Lines Segment	2007	2006

Net premiums written	$206.9	$217.5
% Change	(4.9)%	(8.3)%
Net premiums earned	212.1	228.9
% Change	(7.3)%	(6.2)%
Underwriting gain (before tax)	20.5	20.9

Total Property & Casualty	2007	2006

Net premiums written	$702.7	$726.9
% Change	(3.3)%	(2.2)%
Net premiums earned	688.9	713.2
% Change	(3.4)%	(2.0)%
Underwriting gain (before tax)	66.8	21.0

All Other Segment	2007	2006

Revenues	$8.7	$7.3
Write-down and amortization of agent relationships	(5.0)	(7.4)
Other expenses	(15.1)	(13.9)

Loss before income tax	$(11.4)	$(14.0)

Reconciliation of Revenues	2007	2006

Net premiums earned for reportable segments	$688.9	$713.2
Net investment income	94.0	94.7
Realized gains, net	15.5	20.3

Total property and casualty revenues	798.4	828.2
All other segment revenues	8.7	7.3

Total revenues	$807.1	$835.5

Reconciliation of Underwriting Gain (Before Tax)	2007	2006

Property and casualty underwriting gain (before tax)	$66.8	$21.0
Net investment income	103.6	102.8
Realized gains, net	14.6	19.5
Write-down and amortization of agent relationships	(5.0)	(7.4)
Other expenses	(15.1)	(13.9)

Income before income tax	164.9	122.0
Income tax expense	(45.2)	(34.5)

Net income	$119.7	$87.5

Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance.

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income is reconciled to net income in the table below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income	$56.6	$35.6	$119.7	$87.5
After-tax net realized gains	4.2	3.4	9.4	12.6

Operating income	$52.4	$32.2	$110.3	$74.9

NOTE IV —	STOCK BASED COMPENSATION

The Consolidated Corporation has several stock based incentive programs that are utilized to facilitate the Consolidated Corporation’s long-term financial success. Effective January 1, 2006, the Consolidated Corporation began accounting for stock based incentive programs under Statement of Financial Accounting Standard (SFAS) 123(R), “Share-Based Payment.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the income statement at fair value. For a detailed discussion of each of these share- based incentive programs, see Note 5 in the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

Following is a summary of stock based compensation expense recognized by the Consolidated Corporation:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

2005 Incentive Plan
Stock Options	$0.4	$0.7	$0.9	$1.4
Stock Appreciation Rights	0.3	0.3	0.6	0.6
Restricted Stock	0.2	0.3	0.4	0.7
Long Term Incentive Plan	2.2	0.6	4.1	0.3
Employee Stock Purchase Plan	—	—	0.1	0.3

Total Stock-Based Compensation	$3.1	$1.9	$6.1	$3.3

NOTE V —	INCOME TAXES

Effective January 1, 2007, the Consolidated Corporation adopted the recognition and disclosure provisions of SFAS Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an Interpretation of SFAS 109, Accounting for Income Taxes” (FIN 48). FIN 48 requires the Consolidated Corporation to account for and disclose uncertainty in tax positions, along with related interest and penalties, that meet a minimum recognition threshold. As of June 30, 2007 and December 31, 2006, the total amount of unrecognized tax benefits was $1.5. If recognized, the entire amount of unrecognized tax benefits would affect the Consolidated Corporation’s effective tax rate. For the periods presented, there were no interest or penalties recognized in the Consolidated Corporation’s consolidated statements of income and consolidated balance sheets. It is reasonably possible that none of the unrecognized tax benefits will significantly increase or decrease within twelve months. In February 2007, the Internal Revenue Service (IRS) issued the final report on its examination of the Consolidated Corporation for tax years 2002 and 2003.

There is one matter for which the Consolidated Corporation has filed a written protest with the IRS Appeals Office. The ultimate settlement of this matter is not expected to have a significant adverse impact on

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Consolidated Corporation’s financial position or results of operations. During the second quarter of 2007, the IRS commenced its examination of the Consolidated Corporation’s tax years 2004 and 2005.

The Consolidated Corporation’s policy under FIN 48 with respect to interest and penalties related to tax uncertainties is to classify such amounts in its statement of income as income tax expense, consistent with its policy prior to the adoption of FIN 48.

NOTE VI —	AGENT RELATIONSHIPS

The agent relationships asset is an identifiable intangible asset acquired in connection with the 1998 Great American Insurance Company (GAI) commercial lines acquisition. The Consolidated Corporation follows the practice of allocating purchase price to specifically identifiable intangible assets based on their estimated values as determined by appropriate valuation methods. In the GAI acquisition, the purchase price was allocated primarily to agent relationships. Agent relationships are evaluated quarterly as events or circumstances indicate a possible inability to recover their carrying amount. As a result of this evaluation conducted for the second quarter of 2007, there was no write down of this asset at June 30, 2007. In the second quarter of 2006, the asset was written down by $3.0. For the six months ended June 30, 2007 and 2006, the asset was written down before tax by $2.1 and $4.3, respectively. The write-downs are a result of agency cancellations and certain agents determined to be impaired based on updated estimated future undiscounted cash flows that were insufficient to recover the carrying amount of the asset for the agent. The remaining portion of the agent relationships asset will be amortized on a straight-line basis over the remaining useful period of approximately 17 years. For the three and six month period ended June 30, 2007, the Consolidated Corporation recorded amortization expense of $1.5 and $2.9, respectively, which compares to $1.5 and $3.1, respectively, for the same periods of the prior year. At June 30, 2007 and December 31, 2006, the unamortized carrying value of the agent relationships asset was $91.9 and $96.9, respectively. The agent relationships asset is recorded net of accumulated amortization of $50.2 and $48.4 at June 30, 2007 and December 31, 2006, respectively.

Future cancellation of agents included in the agent relationships intangible asset or a diminution of certain former GAI agents’ estimated future revenues or profitability is reasonably possible to cause further impairment losses beyond the quarterly amortization of the remaining asset value over the remaining useful lives.

NOTE VII —	DEBT

The following table represents outstanding debt and deferred financing costs of the Consolidated Corporation at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Senior Debt (net of discount and issuance costs of $2.0)	$198.0	$198.0
Ohio Loan	1.7	2.0
Deferred Financing Costs	(0.3)	(0.4)

Total Debt	$199.4	$199.6

On June 29, 2004, the Corporation issued $200.0 of 7.3% Senior Notes due June 15, 2014 (Senior Notes) and received net proceeds after related fees and discount of $198.0. The Corporation used a substantial majority of the net proceeds to repurchase and redeem the Convertible Notes. See Note 15 included in the Notes to Consolidated Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for a detailed discussion regarding the repurchase and redemption of the Convertible Notes. Interest is payable on the Senior Notes on June 15 and December 15.

The Senior Notes are reported on the Consolidated Balance Sheets net of unamortized issuance-related costs and discount totaling $2.0 at June 30, 2007 and December 31, 2006. The Corporation uses the effective

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rate method to record interest expense, amortization of issuance-related costs and amortization of the discount.

On February 16, 2006, the Corporation entered into a new revolving credit agreement with an expiration date of March 16, 2011 and simultaneously terminated its prior $80.0 revolving credit agreement. In March 2007, the Corporation extended the expiration by one year to March 16, 2012. Under the terms of the new revolving credit agreement, the lenders agreed to make loans to the Corporation in an aggregate amount up to $125.0 for general corporate purposes. Additionally, the new revolving credit agreement contains a $50.0 “accordion feature” and provision for the issuance of letters of credit up to the amount of the total facility. The accordion feature permits the Corporation to increase the facility commitment from $125.0 to $175.0 subject to a successful syndication of the requested increase. Please refer to Note 15 included in the Notes to the Consolidated Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for a detailed discussion regarding the terms and provisions of the new revolving credit agreement. At June 30, 2007, the Corporation was in compliance with all financial covenants and other provisions of this agreement. There were no borrowings outstanding under the revolving line of credit at either June 30, 2007 or December 31, 2006.

Interest expense incurred for the six month periods ended June 30, 2007 and 2006 was $7.3. Interest expense incurred for the three month periods ended June 30, 2007 and 2006 was $3.6.

NOTE VIII —	CONTINGENCIES

A proceeding entitled Carol Lazarus v. the Group was brought against West American Insurance Company (West American) in the Court of Common Pleas Cuyahoga County, Ohio on October 25, 1999. The Court ordered the case to proceed solely against West American on July 10, 2003. The complaint alleges West American improperly charged for uninsured motorists coverage following an October 1994 decision of the Supreme Court of Ohio in Martin v. Midwestern Insurance Company. The Martin decision was overruled legislatively in September 1997. The Court on April 13, 2006 granted a motion for class certification requested by Carol Lazarus and denied West American’s motion for summary judgment. The Court granted preliminary approval to a settlement agreement between Carol Lazarus, individually and on behalf of a class, with West American, its parent and affiliates, on May 31, 2007. A final settlement hearing is scheduled for November 19, 2007.

A proceeding entitled Douglas and Carla Scott v. the Company, West American, American Fire Insurance Company (American Fire), and Ohio Security Insurance Company (Ohio Security) was filed in the District Court of Tulsa County, State of Oklahoma and served on January 3, 2005. The proceeding challenges the use of a certain vendor in valuing total loss automobiles. Plaintiff alleges that use of the database results in valuations to the detriment of the insureds. Plaintiff is seeking class status and alleges breach of contract, fraud and bad faith. The lawsuit is in its early stages and will be vigorously defended.

A proceeding entitled Georgia Hensley, et al. v. Computer Sciences Corporation, et al. was brought against several defendants, including the Company, American Fire, Ohio Casualty of New Jersey (OCNJ), Ohio Security, and West American in the Circuit Court of Miller County, Arkansas in May, 2005. The proceeding alleged the defendants (involving approximately 400 different entities) improperly reduced uninsured/underinsured motorist coverage payments to persons insured under private passenger automobile insurance policies by consulting a computer software program in determining the amount of damages payable to the insured for bodily injury claims. The Corporation has been dismissed without prejudice from the Hensley proceeding. A separate class action complaint entitled Dusty Easley, et al. v. the Company, American Fire, Avomark Insurance Company (Avomark), the Corporation, Ohio Security, and West American was filed in the Circuit Court of Miller County, Arkansas in March, 2007. The Easley proceeding alleges substantially the same counts alleged in the Hensley proceeding and includes the same putative class. Plaintiffs and defendants in the Easley proceeding have filed a Stipulation of Settlement and Motion for Preliminary Approval seeking approval of a settlement of the case. If the proposed settlement is approved in the Easley

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

matter then plaintiffs in the Hensley action will also seek to amend the dismissal of the Corporation with prejudice.

The proceedings described above and various other legal and regulatory proceedings are currently pending that involve the Consolidated Corporation and specific aspects of the conduct of its business. The outcome of these proceedings is currently unpredictable. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these proceedings in excess of amounts currently reserved is not expected to have a material adverse effect on the financial condition, liquidity or results of operation of the Consolidated Corporation.

NOTE IX —	EMPLOYEE BENEFITS

The Company has a non-contributory defined benefit retirement plan and a contributory health care plan. The net periodic pension cost as of June 30 is determined as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Service cost earned during the period	$2.1	$2.1	$4.2	$4.2
Interest cost on projected benefit obligation	4.6	4.3	9.3	8.6
Expected return on plan assets	(7.0)	(6.5)	(14.0)	(13.0)
Amortization of accumulated losses	0.7	1.0	1.5	2.0
Amortization of prior service credit	(0.5)	(0.5)	(1.2)	(1.1)
Settlement	—	1.0	—	1.0

Net periodic pension (benefit)/cost	$(0.1)	$1.4	$(0.2)	$1.7

The components of the Company’s net periodic postretirement benefit as of June 30:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Service cost	$—	$0.1	$0.1	$0.2
Interest cost	0.7	0.6	1.3	1.3
Amortization of prior service credit	(1.5)	(1.5)	(3.0)	(3.0)

Net periodic postretirement benefit	$(0.8)	$(0.8)	$(1.6)	$(1.5)

The Company adopted the recognition and disclosure provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans as amendment of SFAS Statements No. 87, 88, 106, and 132(R)” as of December 31, 2006. Please refer to Note 4 included in the Notes to the Consolidated Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for a detailed discussion.

NOTE X —	PENDING MERGER WITH LIBERTY MUTUAL INSURANCE COMPANY

On May 6, 2007, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Liberty Mutual Insurance Company (“Liberty”) and Waterfall Merger Corp. a wholly owned direct subsidiary of Liberty (“Waterfall”).

The Merger Agreement provides for a business combination whereby Waterfall will merge with and into the Corporation (the “Merger”). As a result of the Merger, the separate corporate existence of Waterfall will cease and the Corporation will continue as the surviving corporation in the Merger. At the effective time of the Merger, each common share, par value $.125 per share, of the Corporation (other than shares owned by the Corporation, Liberty and Waterfall) will be converted into the right to receive $44.00 in cash, without

OHIO CASUALTY CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest. Each Corporation stock option and other share acquisition and appreciation rights outstanding at the time of the closing will be cancelled in the Merger and the holder thereof will be entitled to an amount of cash, without interest, equal to the difference between $44.00 and the exercise price of such stock option or purchase right.

The Merger is subject to the approval of a majority of the Corporation’s outstanding shares. On June 18, 2007, the Board of Directors of the Corporation declared a record date of June 28, 2007 for shareholders eligible to vote at a special meeting of shareholders, to be held on August 8, 2007, concerning matters related to the Merger. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Acts (HSR) and other regulatory laws applicable to the Merger, including state insurance laws and regulation, as well as other customary closing conditions. On June 11, 2007, the Corporation received clearance from the Federal Trade Commission and Department of Justice of the waiting period under HSR. The Merger Agreement contains certain termination rights for both the Corporation and Liberty and further provides that upon termination of the Merger Agreement under certain circumstances, the Corporation may be obligated to pay Liberty a termination fee of $62.0. No such termination fee has been accrued as of June 30, 2007.

Also, on May 6, 2007 the Corporation entered into a Second Amendment (the “Second Amendment”) to its Amended and Restated Rights Agreement, dated as of February 19, 1998, between the Corporation and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A.) as successor to First Chicago Trust Company of New York, as amended on November 8, 2001 (the “Rights Agreement”) for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the Merger and the transactions contemplated thereby.